Form 10-K405, Exhibit 13
period 1996-09-30
IBS FINANCIAL CORP
filed 1996-12-30
CIK 925780

IBS FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)

                                                       September 30,
                                                 ------------------------
                                                 1996                1995
                                                 ----                ----
EARNINGS PERFORMANCE FOR THE FISCAL YEAR:
Net interest income                          $24,733                 26,668
Net income                                     4,537(a)               9,920

PER SHARE:
Net income                                     $0.43(a)                0.84
Cash dividends declared                        0.234                  0.135
Book value                                     13.42                  13.03

FINANCIAL CONDITION AT FISCAL YEAR END:
Total assets                                $742,051                726,536
Investments                                   26,712                241,345
Securities available for sale                215,331                      0
Mortgage-backed securities                   285,267                311,753
Loans                                        185,031                141,781
Deposits                                     571,366                564,910
Stockholders' equity                         144,284                158,049

PERFORMANCE RATIOS:
Return on average assets                       0.94%(b)                1.36%
Return on average equity                       4.56%(b)                6.37%
Net interest margin                             3.44%                  3.77%
Operating expenses to average assets            1.92%(b)               1.68%
Efficiency ratio                               55.96%                 44.93%

(a) Reflects a one-time assessment of $3.7 million or $2.4 million after tax ($.23 per share) incurred in the September 1996 quarter to recapitalize the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. See Note 18 of Notes to the Consolidated Financial Statements.

(b) Exclusive of one-time SAIF assessment. Including the SAIF assessment, return on average assets, return on average equity and operating expenses to average assets were .61%, 2.96% and 2.42%, respectively.

IBS FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL DATA

                                            (Dollars in Thousands, Except per Share Data)
                                              As of or For the Year Ended September 30,
                            ---------------------------------------------------------------------------
                            1996       1995           1994           1993           1992           1991
                            ----       ----           ----           ----           ----           ----
FINANCIAL CONDITION:
Total assets              $742,051    726,536        663,866        665,933        652,614        626,075
Loans                      185,031    141,781        140,618        157,030        185,188        199,027
Investments                 26,712    241,345        289,495        238,138        205,916         99,430
Mortgage-backed
  securities               285,267    311,753        182,891        134,677        217,041        279,186
Cash and equivalents        12,466     12,542        32,586         119,014         24,392         30,912
Deposits                   571,366    564,910        603,080        609,805        603,722        583,292
Stockholders' equity       144,284    158,049        57,594          52,631         44,579         37,954
Nonperforming assets (1)       827        663         1,005           5,478          8,495          8,751
Full service offices             8          8             8               8              8              8

OPERATIONS:
Total interest income     $ 52,152     51,692        41,525          47,458         53,451         55,921
Total interest expense      27,419     25,024        25,674          28,093         34,916         42,851
Net interest income         24,733     26,668        15,851          19,365         18,535         13,070
Provision for loan losses       30         30           180             431          1,077            337
Other operating income         687        663           901           1,663            928            500
Operating expenses          14,231     12,215         9,015           8,738          8,342          8,387
Special SAIF
  assessment (2)             3,700          0             0               0              0              0
Income before taxes          7,459     15,086         7,557          11,859         10,045          4,846
Income taxes                 2,922      5,166         2,594           3,807          3,527          1,676
Net income                $  4,537      9,920         4,963           8,052          6,518          3,169

PER COMMON SHARE:
Net income                $   0.43(2)    0.84           N/A             N/A            N/A            N/A
Cash dividends               0.234      0.135           N/A             N/A            N/A            N/A

OPERATING RATIOS (3):
Average yield earned on
  interest-earning assets    7.25%      7.30%         6.36%           7.29%          8.52%          9.33%
Average rate paid on
  interest-bearing
  liabilities                4.70%      4.39%         4.20%           4.60%          5.86%          7.47%
Average interest rate
  spread (4)                 2.55%      2.91%         2.16%           2.69%          2.66%          1.86%
Net interest margin          3.44%      3.77%         2.43%           2.98%          2.96%          2.18%
Ratio of interest-earning
  assets to
  interest-bearing
  liabilities              123.38%    124.27%       106.74%         106.62%        102.30%        105.24%
Net interest income to
  operating expenses       173.80%    218.32%       175.83%         221.64%        222.19%        155.84%
Operating expenses as a
  percent of average
  assets                     1.92%      1.68%         1.34%           1.32%          1.30%          1.37%
Return on average assets     0.61%(2)   1.36%         0.74%           1.21%          1.02%          0.52%
Return on average equity     2.98%(2)   6.37%         8.98%          16.33%         15.58%          8.76%
Ratio of average equity
  to average assets         20.53%     21.18%         8.24%           7.43%          6.52%          5.90%
Dividend payout ratio       51.07%     17.06%          N/A             N/A            N/A            N/A

ASSET QUALITY RATIOS:
Nonperforming loans and
  troubled debt
  restructurings as a
  percent of total loans     0.45%      0.47%         3.62%           3.49%        4.59%            4.40%
Nonperforming assets and
  troubled debt
  restructurings as a
  percent of total assets    0.11%      0.09%         0.77%           0.82%        1.30%            1.40%
Allowance for loan losses
  as a percent of total
  loans                      0.55%      0.70%         0.38%           1.06%        0.67%            0.75%
Allowance for loan losses
  as a percent of
  nonperforming loans       123.8%     149.9%         52.7%           30.5%        17.9%            17.1%
Charge-offs to average
  loans receivable
  outstanding during
  the period                    --         --         0.89%              --        0.68%               --

______________
(1) Nonperforming assets consist of nonperforming loans, troubled debt restructurings and real estate owned ("REO").
    Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more overdue, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in lieu of foreclosure.

(2) Without giving effect to the special SAIF assessment, net income per share would have been $.66 and return on average assets and return on average equity would have been .94% and 4.56%, respectively. See Note 18 of Notes to the Consolidated Financial Statements.

(3) Asset Quality Ratios are end of period ratios, except for charge-offs to average loans. With the exception of end of period ratios, all ratios are based on monthly balances during the indicated periods.

(4) Interest rate spread represents the difference between the weighted average yield on average interest- earning assets and the weighted average cost of average interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

IBS Financial Corp. (the "Company") is a New Jersey corporation organized in June 1994 by the Association for the purpose of acquiring all of the capital stock of Inter-Boro Savings and Loan Association issued in the conversion of the Association to stock form, which was completed on October 13, 1994. The only significant assets of the Company are its investments in the capital stock of the Association and IBSF Investment Corp., a wholly-owned investment subsidiary, the Company's loan to an employee stock ownership plan, and certain U.S. Government Agency securities.

The Association is a New Jersey chartered stock savings and loan association which conducts business from ten offices located in Camden, Burlington and Gloucester Counties, New Jersey. Two of these offices were just recently opened in Gloucester and Voorhees Townships, Camden County. The Association's operations date back to 1890. The Association's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law.

IBS Financial Corp.'s consolidated operating results depend primarily upon its net interest income, which is determined by the difference between interest and dividend income on interest-earning assets, principally investment securities and other investments, mortgage-backed securities and loans, and interest expense on interest-bearing liabilities, which consist of deposits and advances from the Federal Home Loan Bank of New York. The Company's net income is also affected by its provision for loan losses, as well as the level of its other income, including loan fees and late charges, gains on the sale of investments and on the sale of real estate owned and other income and its general and administrative expenses, such as compensation and employee benefits, net occupancy and equipment expense, federal deposit insurance and miscellaneous other expenses, and income taxes.

OPERATING STRATEGY
The Company has traditionally offered a variety of savings products to its retail customers. The Company invests its funds in U.S. Government, U.S. Government agency and mortgage-backed securities, other short term investments and has concentrated its lending activities on real estate loans secured by single (i.e., "one-to-four") family residential properties. In fiscal 1996 the Company also expanded its investment in commercial real estate loans. The commercial real estate loans originated are collateralized by small professional and medical office buildings, commercial retail establishments and religious organizations in its market area. In addition and to a lesser degree, construction loans are originated to construct primarily single family residences. In the past, the Company has also purchased whole residential mortgage loans and participation interests in commercial real estate projects located principally in New Jersey.

The Company began to deemphasize its real estate lending in the late 1980's due to, among other reasons, declining real estate values. With the significant decline in interest rates experienced during the early 1990s, the Company was unwilling to actively originate long-term, fixed-rate residential mortgage loans or purchase fixed-rate mortgage-backed securities. During this period, the Company elected to build its liquidity, investing in U.S. Government and U.S. Government agency securities with short maturities and cash and cash equivalents, particularly bankers' acceptances. During the last half of 1994 ,with a rising rate environment, the Board of Directors authorized the Company to initiate a "tired" or laddered investment strategy under which it anticipated investing $400 million over approximately an 18 month time period in mortgage-backed securities and U.S. Government securities with varying maturities.

The Company successfully reinvested the approximately $400 million in mortgage-backed securities and U.S. Government and agency securities during the fiscal year ended September 30, 1995. At September 30, 1995 mortgage-backed securities amounted to $311.8 million or 42.9% of assets compared to $182.9 million or 27.5% of assets at September 30, 1994. In addition, the Company's net interest margin increased to 3.77% for the year ended September 30, 1995 compared to 2.43% for the fiscal year ended September 30, 1994.

During fiscal 1996, the Company began emphasizing the origination of single family residential loans and changed the mix of its originations to include more commercial real estate loans in the local marketplace. In addition, the Company continued to reduce its liquid assets by reinvesting the proceeds of maturing investments into mortgage-backed securities generally with maturities of five and seven years. This was designed to increase the Company's yield on its loan portfolio. However, the Company experienced heavy repayments of higher yielding residential loans and mortgage-backed securities that were reinvested in lower yielding loan and mortgage-backed securities. As a result, the Company's net interest margin was pressured, decreasing to 3.44% for the year ended September 30, 1996.

ASSET AND LIABILITY MANAGEMENT

The principal objective of the Company's asset liability management function is to evaluate the interest-rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board approved guidelines. The Company seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Asset/Liability Management Committee ("ALCO"), which is chaired by the Chief Financial Officer and comprised principally by members of the Company's senior management. The ALCO reviews, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase activity and maturity of investments. In connection therewith, the ALCO generally reviews the Association's liquidity, cash flow needs, maturities of investments, deposits and borrowings and current market conditions and interest rates. The Chief Executive Officer has authority to adjust pricing weekly with respect to the Association's retail deposits.

The Company's primary ALCO monitoring tool is assets/liability simulation models prepared on a quarterly basis and are designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income under different interest rate environments. The Company also utilizes market-value analysis, which addresses the change in equity value arising from movements in interest rates. The market value of equity is estimated on a market value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest-rate shifts of the current yield curve upon the market value of the current balance sheet.

One measure of interest rate risk is the gap ratio, which is defined as the difference between the dollar volume of interest-earning assets and interest-bearing liabilities maturing or repricing within a specified period of time as a percentage of total assets. A positive gap results when the volume of interest rate-sensitive assets exceeds that of interest rate-sensitive liabilities within comparable time periods. A negative gap results when the volume of interest-bearing liabilities exceeds that of interest rate-sensitive assets within comparable time periods.

As indicated in the table below, the Company's one year gap position at
September 30, 1996 was a negative 8.9%.   The one year time frame has been keyed
on because the majority of the Company's interest-earning assets and interest-bearing liabilities are subject to repricing or maturity within this period. Generally, a financial institution with a negative gap position will most likely experience increases in net interest income during periods of falling interest rates and decreases in net interest income during periods of rising interest rates.

The following rate sensitivity table sets forth certain information at September 30, 1996 relating to the Company's assets and liabilities based on scheduled repricing for adjustable assets and liabilities, or by contractual maturity for fixed-rate assets and liabilities.

RATE SENSITIVITY ANALYSIS

IBS FINANCIAL CORP.
RATE SENSITIVITY ANALYSIS

                                                               (DOLLARS IN THOUSANDS)
                                                                 SEPTEMBER 30, 1996
                                             --------------------------------------------------------------
                                               SIX                     OVER 1-3      OVER 3-5      OVER 5
                                              MONTHS      ONE YEAR       YEARS         YEARS       YEARS
                                             --------     --------     ---------     ---------     -------
Interest-earning assets:                     $
  Loans                                        15,095      24,452       40,904        26,127        80,939
  Mortgage-backed securities                   50,130      65,252       88,069       213,994        34,320
  Investments                                  64,399      23,994            0             0             0
                                             --------     -------      -------       -------       --------
    Total                                     129,624     113,698      128,973       240,121       115,259
                                             --------     -------      -------       -------       --------

Interest-bearing liabilities:
  Maturing certificates of deposit            129,186     121,195      142,327        17,075         8,538
  MMDA and NOW accounts                        38,355       2,016        6,128        13,582             0
  Passbook balances                             7,872       7,872       31,488        33,722        13,885
  Borrowed funds                                1,490       1,536        6,618         6,495         2,652
                                             --------     -------      -------       -------       -------
    Total                                     176,903     132,619      186,561        70,874        25,075
                                             --------     -------      -------       -------       -------
GAP                                          $(47,279)    (18,921)     (57,588)      169,247        90,184
                                             ========    ========      =======       =======       =======

Cumulative GAP                               $(47,279)    (66,200)    (123,788)       45,459       135,643
                                             ========    ========      =======       =======       =======

Cumulative GAP to total assets                  -6.4%        -8.9%       -16.7%          6.1%         18.3%
                                             ========    ========      =======       =======       =======

RESULTS OF OPERATIONS

The Company's net income for the year ended September 30, 1996 amounted to $4.5 million or $.43 per share compared with $9.9 million or $.84 per share
for fiscal 1995.   Net income, before the one-time special assessment by the
Savings Association Insurance Fund ("SAIF"), for the year ended September 30, 1996 amounted to $6.9 million or $.66 per share. Per share amounts for prior periods have been restated to reflect the 10% stock dividend paid on March 15, 1996. In addition, the per share amount for the fiscal year ended September 30, 1995 includes earnings from the completion date of the initial public offering and conversion on October 13, 1994. The decrease in earnings, before the special SAIF assessment, was principally attributable to increased operating expenses as well as reductions in net interest income reflecting increased deposit and borrowing costs.

The Company reported net income of $9.9 million for the year ended September 30, 1995, an increase of $4.9 million or 98.0% from the $5.0 million earned in fiscal 1994. This significant increase was due to substantially increased interest income, which was primarily attributable to the program of reinvesting cash and cash equivalent assets. Approximately $400 million, including the $104 million of net proceeds raised in the Company's initial public offering, was reinvested in mortgage-backed securities and U.S. Government and agency securities with a range of varying maturities.

NET INTEREST INCOME

Net interest income decreased by $1.9 million or 7.3% to $24.7 million for the year ended September 30, 1996 from $26.7 million for the prior fiscal year. The decrease in net interest income for the year ended September 30, 1996 resulted from a decrease in average net interest-earning assets of $1.9 million or 1.4%, as well as a decrease in the average interest rate spread of 36 basis points. For the year ended September 30, 1995 net interest income amounted to $26.7 million, a $10.8 million or 68.2% increase from fiscal 1994. The increase in net interest income for the year ended September 30, 1995 resulted from an increase in average net interest-earning assets of $97.1 million or 235.4%, principally mortgage-backed securities, as well as an increase in the average interest rate spread of 75 basis points.

Total interest income increased by $.5 million or .9% for the year ended September 30, 1996 from $51.7 million for the comparable prior year. This increase was primarily the result of increases in average interest-earning assets of $11.7 million or 1.7%, principally mortgage-backed securities, which more than offset the 5 basis point decline in the average yield earned for the year ended September 30, 1996. For the year ended September 30, 1995, total interest income increased by $10.2 million or 24.5% from $41.5 million for the comparable prior period. This $10.2 million increase in total interest income was primarily the result of an increase in average interest-earning assets of $55.3 million or 8.5% for the year ended September 30, 1995, principally mortgage-backed securities. The average balance of mortgage-backed securities increased by $158.1 million or 130.5% which, despite a 157 basis point reduction in average yield earned, was more than sufficient to offset a $93.8 million or 24.4% decrease in the average balance of investment securities and a $9.1 million or 6.1% decrease in the average balance of loans.

Total interest expense increased by $2.4 million or 9.6% for the year ended September 30, 1996 to $27.4 million from $25.0 million for the prior fiscal year. Increases in average deposit balances and increases in the rates paid for the year ended September 30, 1996 were both contributing factors to the increase in total interest expense. Increases in average deposit and advance balances amounted to $13.6 million or 2.4% for the year ended September 30, 1996. The rate paid on average interest-bearing deposits and advances increased by 31 basis points during the year ended September 30, 1996. For the year ended September 30, 1995, total interest expense declined by $.7 million or 2.5% to $25.0 million from the prior fiscal year. The decrease in interest expense was attributable to a decrease in average deposit balances of $41.8 million or 6.8%, which more than offset a 19 basis point increase in the average rates paid for the year ended September 30, 1995. The decrease in average deposit balances reflected higher market interest rates being available on other financial instruments in the Company's marketplace as well as approximately $16.5 million that reflected amounts charged against depositors accounts on October 13, 1994 for the purchase of the Company's stock in the initial public offering.

INTEREST YIELD/RATE SPREAD ANALYSIS

The following table sets forth for the periods indicated information regarding
(i) the Company's average balance sheet; (ii) the total dollar amounts of interest income from interest-earning assets and the resulting average yields (no tax equivalent adjustments were made); (iii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (iv) average interest rate spread; and (vi) net interest margin. Nonaccrual loan balances are included in total loans. Loan fees are included in interest on total loans; however, such fees for all years presented are nominal.

IBS Financial Corp.
Spread Analysis

                                                              (Dollars in Thgousands)
                                                             Year Ended September 30,
                                      1996                               1995                                1994
                       ------------------------------   -----------------------------------     -------------------------------
                       Average                Yield/      Average                    Yield/      Average                 Yield/
                       Balance      Interest   Rate       Balance      Interest       Rate       Balance    Interest      Rate
                      ---------     --------  ------     ---------     --------      ------     ---------   --------     ------

Interest-earning
 assets:
  Loans               $159,628      $12,758      7.99%    $138,619     $11,337        8.18%      $147,691    $11,809       8.00%
  Mortgage-backed
   securities          380,677       28,226      7.41%     279,290      23,304        8.34%       121,176     12,005       9.91%
  Investments          179,420       11,168      6.22%     290,121      17,051        5.88%       383,874     17,711       4.61%

                      --------      -------      ----     --------     -------        ----       --------    -------       ----

Total interest-
 earning  assets       719,725       52,152      7.25%     708,030      51,692        7.30%       652,741     41,525       6.36%
                                     -------      ----                 -------        ----

Noninterest-earning
 assets                 21,403                              19,600                                 17,555

                      --------                            --------                               --------

Total assets          $741,128                            $727,630                               $670,296
                      ========                            ========                               ========

Interest-bearing
 liabilities:

 Deposits             $572,826       26,753      4.67%     569,738       25,024       4.39%      $611,514     25,674       4.20%

 Borrowings             10,491          666      6.35%           0            0                         0          0
                      --------      -------      ----      --------      -------      ----       --------    -------       ----

Total interest-
 bearing
 liabilities           583,317       27,419      4.70%     569,738       25,024       4.39%       611,514     25,674       4.20%
                                     -------     ----                    -------      ----                   -------       ----

Non-interest-
 bearing
 liabilities             5,655                               3,763                                  3,524

Equity                 152,156                             154,129                                 55,258
                      --------                            --------                               --------

Total liabilities
and equity             $741,128                           $727,630                               $670,296
                       ========                           ========                               ========

Net interest income
  and interest-rate
   spread                            $24,733     2.55%                  $26,668       2.91%                  $15,851       2.16%
                                     =======     ====                   =======       ====                   =======       ====
Net yield on
 interest-earning
 assets                                          3.44%                                3.77%                                2.43%
                                                 ====                                 ====                                 ====

Ratio of average
 interest-earning
 assets  to average
 interest-bearing
 liabilities                                   123.38%                              124.27%                              106.74%
                                               ======                               ======                               ======


VOLUME/RATE ANALYSIS

The following tables set forth, among other things, the extent which changes in interest rates and changes in the average balances of interest-earnings assets and interest-bearing liabilities have affected interest income and expense during the years ended September 30, 1996 and 1995.

IBS FINANCIAL CORP.
RATE VOLUME ANALYSIS


                                                                     (DOLLARS IN THOUSANDS)
                                             YEAR ENDED SEPTEMBER 30, 1996               YEAR ENDED SEPTEMBER 30, 1995
                                      ---------------------------------------------------------------------------------------------
                                                                RATE/                               RATE/
                                          RATE      VOLUME      VOLUME       TOTAL      RATE        VOLUME       VOLUME     TOTAL
                                          ----      ------      ------       -----      -----       ------       ------     -----
Interest Income:
  Loans                               $    (263)     1,719          (35)      1,421       266        (726)         (12)       (472)
  Mortgage-backed securities             (2,597)     8,456         (937)      4,922    (1,902)     15,669       (2,468)     11,299
  Investments                              (841)    (7,207)       2,165      (5,883)    7,294      (4,322)      (3,632)       (660)
                                      ---------     ------        -----      ------    ------      ------       ------      ------
     Total                               (3,701)     2,968        1,193         460     5,658      10,621       (6,112)     10,167
                                      ---------     ------        -----      ------    ------      ------       ------      ------
Interest expense:
  Deposits                                1,595        136           (2)      1,729     1,162      (1,755)         (57)       (650)
  Borrowings                                  0          0          666         666         0           0            0           0
                                      ---------     ------        -----      ------    ------      ------       ------      ------
     Total                                1,595        136          664       2,395     1,162      (1,755)         (57)       (650)
                                      ---------     ------        -----      ------    ------      ------       ------      ------
Net change in net interest income     $  (5,296)     2,832          529      (1,935)    4,496      12,376       (6,055)     10,817
                                      =========     ======        =====      ======    ======      ======       ======      ======


                                             YEAR ENDED SEPTEMBER 30, 1994
                                      ------------------------------------------
                                                              RATE/
                                        RATE      VOLUME      VOLUME       TOTAL
                                        ----      ------      ------       -----
Interest Income:
  Loans                                 (425)     (2,443)        57       (2,811)
  Mortgage-backed securities            (792)     (5,271)       232       (5,831)
  Investments                           (519)      3,180         48        2,709
                                      ------      ------        ---       ------
     Total                            (1,736)     (4,534)       337       (5,933)
                                      ------      ------        ---       ------
Interest expense:
  Deposits                            (2,474)         60         (5)      (2,419)
  Borrowings                               0           0          0            0
                                      ------      ------        ---       ------
      Total                           (2,474)         60         (5)      (2,419)
                                      ------      ------        ---       ------
Net change in net interest income        738      (4,594)       342       (3,514)
                                      ======      ======        ===       ======

PROVISION FOR LOAN LOSSES

The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is considered to be appropriate based upon loan and loss experience and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS Nos. 114 and 118. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in the amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of September 30, 1996, 100% of the impaired loan balance was measured for impairment based upon the fair value of the loan's collateral. Impairment losses are included in the provision for loan losses. SFAS 114 and 118 do not apply to large groups of smaller balance homogenous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At September 30, 1996, the Company's impaired loans consisted of smaller balance residential mortgage loans.

For the years ended September 30, 1996, 1995 and 1994, provisions for loan losses were $30,000, $30,000 and $180,000, respectively. The reduced provision during the year ended September 30, 1995 compared to the previous fiscal year reflects a $3.2 million reduction in troubled debt restructuring of a commercial real estate participation as well as a reduction in nonperforming loans. At September 30, 1996, nonaccrual loans for which interest has been fully reserved totaled approximately $827,000. The Company's allowance for loan losses amounted to $1,204,000 or 145.6% of total nonperforming loans and troubled debt restructurings and .55% of total loans receivable.

Although management utilizes its best judgment in providing for loan losses, there can be no assurance that the Company will not have to increase its provisions for loan losses in the future as a result of future increases in nonperforming loans or for other reasons which could adversely affect the Company's results of operations. In addition, various regulatory agencies periodically review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments of information that is available to them at the time of their examination.

OTHER OPERATING INCOME

Other operating income amounted to $687,000 for the year ended September 30, 1996, an increase of $24,000 or 3.6% over the comparable prior fiscal year. The increase reflected a $70,000 gain on the sale of an investment as well as increased loan fees and service charges on automated teller machine transactions that was only partially offset by $100,000 of rental income from real estate owned recognized in the prior fiscal year.

For the year ended September 30, 1995, other operating income decreased by $.2 million or 26.4% to $.7 million compared to $.9 million for the prior year. The decline for the year ended September 30, 1995 reflects the absence of $.3 million of non-recurring income earned in fiscal 1994 associated with a troubled debt restructuring, which was only partially offset by $.1 million of rental income from real estate owned recognized in fiscal 1995.

OPERATING EXPENSES

Operating expenses amounted to $17.9 million for the year ended September 30, 1996, an increase of $5.7 million or 46.8% compared to $12.2 million for the prior fiscal year. The SAIF special assessment amounted to $3.7 million of the $5.7 million increase in operating expenses. On September 30, 1996 ,as part of the omnibus appropriations package signed by the President, the government mandated a special assessment to recapitalize the SAIF, which is part of the Federal Deposit Insurance Corporation. The special assessment was levied against all savings institutions in the country with deposits insured by the SAIF. The Bank's future deposit insurance premiums will be significantly reduced as a result of this recapitalization legislation. The annual deposit insurance premiums will be reduced from $.23 for every $100 of deposits to $.064 for every $100 of deposits beginning January 1, 1997. The Bank expects to pay approximately $.9 million less in insurance premiums during fiscal 1997 or approximately $.06 per share based on the level of insured deposits at September 30, 1996.

Excluding the $3.7 million SAIF special assessment, operating expenses amounted to $14.2 million, an increase of $2.0 million or 16.5% compared to the prior fiscal year. Compensation and employee benefits increased $1.6 million or 21.8% to $9.1 million from $7.5 million for the year ended September 30, 1995. The substantial portion of this increase resulted from additional expenses associated with the Company's ESOP of $.6 million, MRP of $.3 million and supplemental pension plan of $.6 million. During fiscal 1996, the Company terminated a defined benefit pension plan and the related supplemental pension plan. The termination resulted in an aggregate of $1.1 million of expense for these plans in fiscal 1996, which costs will not be incurred in fiscal 1997. As an additional cost savings measure, the Company also eliminated all bonuses to senior management in fiscal 1996. Professional fees and other expenses increased $.4 million representing additional proxy contest expenses incurred in connection with the Company's annual meeting, costs associated with pending litigation, and additional professional fees incurred as a result of being a public reporting company.

For the year ended September 30, 1995, operating expenses amounted to $12.2 million, an increase of $3.2 million or 35.5% compared to $9.0 million for the prior fiscal year. Most of the increase was due to costs associated with the implementation of the Company's ESOP and MRP. In addition, professional fees also increased during the 1995 fiscal year reflecting the additional costs associated with being a public reporting company as well as the new ESOP and MRP plans that were being implemented. Advertising expenses also increased during the year ended September 30, 1995 reflecting additional promotions regarding mortgage loans and savings programs.

INCOME TAXES

For the years ended September 30, 1996, 1995 and 1994, the Company incurred income tax expense of $2.9 million, $5.2 million and $2.6 million, respectively. The decrease in fiscal 1996 and the increase in fiscal 1995 compared to the prior year, respectively, in income tax expense generally follows the change in income before income taxes as well as, for fiscal 1996, additional state income tax expense. For additional information regarding income tax expense, refer to
Note 11 of Notes to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Association's primary sources of funds are deposits, repayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments, as well as advances from the Federal Home Loan Bank and funds provided from operations. While scheduled loan and mortgage-backed securities repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Association manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. In addition, the Association invests in short-term interest-earning assets which provide liquidity to meet lending requirements. The Association also utilizes other borrowing sources, principally advances from the Federal Home Loan Bank of New York. In the event of the need for an additional source of funds, the Board of Directors of the Association has provided management with the authority to borrow up to $10.0 million from the Federal Reserve Bank of Philadelphia, without the need for additional Board approval. In addition, during the year ended September 30, 1996 the Association's Board of Directors also provided management with the authority to borrow up to $50 million from the Federal Home Loan Bank of New York.

Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, U.S. Treasury, U.S. Government agencies and other qualified investments. On a longer-term basis, the Association maintains a strategy of investing in various mortgage-backed securities and other investment securities and lending products. During the year ended September 30, 1996, the Association used its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan and mortgage-backed securities commitments and maintain an increasing portfolio of mortgage-backed securities. At September 30, 1996, the total approved loan commitments outstanding amounted to $4.9 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1996 totaled $242.8 million. Management of the Association believes that the Association has adequate resources, including principal prepayments and repayments of loans and mortgage-backed securities and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Association.

The Association is required by the OTS to maintain average daily balances of liquids assets and short-term liquid assets as defined in amounts equal to 5% and 1%, respectively, of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayments of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Association's average monthly liquidity ratio and short-term liquid assets for September 30, 1996 was 14.0% and 13.0%, respectively. The Association has substantially reduced its liquidity over the past two fiscal years.

The Office of Thrift Supervision requires that the Company meet minimum regulatory tangible, core and risk-based capital requirements. The Company is required to maintain tangible capital equal to at least 1.5% of its adjusted total assets, core capital equal to at least 3% of its adjusted total assets and total capital equal to at least 8% of its risk-weighted assets. At September 30, 1996 the Company exceeded all regulatory capital requirements. At such date, the Company had tangible capital equal to 19.3% of adjusted total assets, core capital equal to 19.3% of adjusted total assets and total capital equal to 73.6% of risk-weighted assets.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Association's assets and liabilities are critical to the maintenance of acceptable performance levels.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company adopted Statement of Financial Accounting Standards ("SFAS") Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", as of October 1, 1995. This statement requires that certain impaired loans be measured based on either the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The adoption of these statements did not result in any additional provisions for loan losses primarily because 100% of impaired loan valuations continue to be based on the fair value of collateral.

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 "Accounting for Stock-Based Compensation" which provides companies with a choice either to expense the fair value of employee stock options over the vesting period (recognition method) or to continue the current practice but disclose the pro forma effects on net income and earnings per share had the fair value method been used (disclosure only method). Companies electing the disclosure only method will be required to include the pro forma effects of all awards granted in fiscal years beginning after December 15, 1994. IBS Financial Corp. elected the disclosure only method during this fiscal year.

On November 15, 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities". On December 31, 1995, in accordance with the provisions in the Special Report, the Company reclassified $307 million of securities from held-to-maturity to available-for-sale. This reclassification resulted in a $3.8 million unrealized gain, net of tax, which was included in stockholders' equity at December 31, 1995. At September 30, 1996, this unrealized gain, net of tax, amounted to $1.0 million.

In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans", which is effective for years beginning after December 15, 1995. This statement will require the Company to recognize servicing rights as assets, regardless of how such assets were acquired. Additionally, the Company will be required to assess the fair value of these assets at each reporting date to determine any potential impairment. Management of the Company has not completed an analysis of the effects this pronouncement will have on its results of operations or financial position.

                                [LOGO]


INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
     IBS Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of IBS Financial Corp. and subsidiaries (the "Company") as of September 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IBS Financial Corp. and subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Toche LLP
October 31, 1996

IBS FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 1996 AND 1995
(Dollars in Thousands)

-----------------------------------------------------------------------------------------------------
ASSETS                                                                       1996           1995
                                                                         ----------      -----------

Cash and cash equivalents                                                $ 12,466      $   12,542
Investment securities held to maturity (estimated fair value 1996 -
  $26,724;  1995 - $241,901)                                               26,712         241,345
Investment securities available for sale (amortized cost 1996 - $48,194)   48,337         -
Mortgage-backed securities held to maturity (estimated fair value
  1996 - $285,831; 1995 - $323,630)                                        285,267        311,753
Mortgage-backed securities available for sale (amortized cost
  1996 - $165,485)                                                         166,994        -
Loans receivable - (net of allowance for loan losses 1996 -
  $1,024; 1995 - $994)                                                     185,031        141,781
Accrued interest receivable:
  Loans                                                                        872            601
  Mortgage-backed securities                                                 2,682          3,069
  Investments                                                                  965          3,394
Federal Home Loan Bank stock - at cost                                       4,590          3,672
Office properties and equipment - net                                        6,084          6,245
Prepaid expenses and other assets                                            2,051          2,134
                                                                         ---------       --------
TOTAL ASSETS                                                              $742,051       $726,536
                                                                         =========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits                                                                $571,366       $564,910
  FHLB advances                                                             18,792         -
  Advances from borrowers for taxes and insurance                            2,218          1,784
  Accounts payable and accrued expenses                                      5,391          1,793
                                                                         ---------       --------
           Total liabilities                                               597,767        568,487
                                                                         ---------       --------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 8)

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, authorized 25,000,000
    shares; issued, 11,609,723 shares                                          116            116
  Additional paid-in capital                                               113,432        113,259
  Common stock acquired by ESOP and MRP                                    (11,097)       (13,438)
  Treasury stock  - at cost; 1996 - 855,256 shares; 1995 - 580,486 shares  (12,104)        (7,751)
  Net unrealized gain on securities available for sale, net of taxes         1,045          -
  Retained earnings - substantially restricted                              52,892         65,863
                                                                         ---------      ---------
           Total stockholders' equity                                      144,284        158,049
                                                                         ---------      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $742,051       $726,536
                                                                          ========       ========


See notes to consolidated financial statements.

IBS FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
(Dollars in Thousands Except Per Share Data)
-------------------------------------------------------------------------------

                                                    1996      1995      1994
                                                    ----      ----      ----
INTEREST INCOME:
  Interest on loans                             $  12,758  $  11,337 $  11,809
  Interest on mortgage-backed securities           28,226     23,304    12,005
  Interest and dividends on investments            11,168     17,051    17,711
                                                ---------  --------- ---------

           Total interest income                   52,152     51,692    41,525
                                                ---------  --------- ---------

INTEREST EXPENSE:
  Deposits                                         26,753     25,024    25,674
  Borrowings                                          666        -         -
                                                ---------  --------- ---------

           Total interest expense                  27,419     25,024    25,674
                                                ---------  --------- ---------

NET INTEREST INCOME                                24,733     26,668    15,851

PROVISION FOR LOAN LOSSES                              30         30       180
                                                ---------  --------- ---------

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES                                    24,703     26,638    15,671
                                                ---------  --------- ---------

OTHER OPERATING INCOME:
  Loan fees and late charges                          360        259       393
  Other income                                        327        404       508
                                                ---------  --------- ---------

           Total other operating income               687        663       901
                                                ---------  --------- ---------

OTHER EXPENSES:
  Compensation and employee benefits                9,116      7,483     4,926
  Federal insurance premiums                        1,300      1,346     1,397
  SAIF assessment                                   3,700       -          -
  Occupancy and equipment - net                     1,134      1,141     1,078
  Professional fees                                   759        486       263
  Advertising and promotion                           425        467       291
  Data processing                                     442        430       415
  Other operating expenses                          1,055        862       645
                                                ---------  --------- ---------

           Total other expenses                    17,931     12,215     9,015
                                                ---------  --------- ---------

INCOME BEFORE INCOME TAXES                          7,459     15,086     7,557

INCOME TAXES                                        2,922      5,166     2,594
                                                ---------  --------- ---------

NET INCOME                                       $  4,537   $  9,920  $  4,963
                                                =========  ========= =========

EARNINGS PER SHARE                                $  0.43    $  0.84    $  -
                                                =========  ========= =========

See notes to consolidated financial statements.

IBS FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
(Dollars in Thousands)
------------------------------------------------------------------------------

                                                              Common                         Net
                                                              Stock                       Unrealized
                                             Additional    Acquired by                  Gains (Losses)                   Total
                                  Common       Paid-in         ESOP         Treasury        on AFS       Retained    Stockholders'
                                   Stock       Capital        and MRP         Stock      Securities      Earnings        Equity
                                  -------    -----------   ------------     --------    --------------   ---------   ------------
BALANCE, OCTOBER 1, 1993          $  -       $    -        $  -             $  -         $  -            $  52,631   $  52,631

  Net income                         -            -           -                -            -                4,963       4,963
                                  -------    -----------   ------------     --------     -------------   ----------  ------------

BALANCE, SEPTEMBER 30, 1994          -            -           -                -            -               57,594      57,594

  Sale of 11,609,723 shares
    of common stock, $.01 par value
    (net of cost of $2,919)          116      113,062         -                -            -                  -       113,178

  ESOP debt                          -            -        (9,288)             -            -                  -        (9,288)

  Payments on ESOP debt              -            -         1,063              -            -                  -         1,063

  Market adjustment - ESOP shares
    released                         -            197         -                -            -                  -           197

  Purchase of MRP stock              -            -        (6,085)             -            -                  -        (6,085)

  MRP earned                         -            -           872              -            -                  -           872

  Treasury stock purchased           -            -           -             (7,751)         -                  -        (7,751)

  Cash dividends ($0.135 per share   -            -           -                -            -               (1,651)     (1,651)

  Net income                         -            -           -                -            -                9,920       9,920
                                  --------   ----------  -----------       --------      --------        ----------  ---------

BALANCE, SEPTEMBER 30, 1995          116      113,259     (13,438)          (7,751)         -               65,863     158,049

  Payments on ESOP debt              -            -         1,147              -            -                  -         1,147

  Market adjustment - ESOP shares
    released                         -            388         -                -            -                  -           388

  MRP earned                         -            -         1,194              -            -                  -         1,194

  Treasury stock purchased           -            -           -            (19,830)         -                  -       (19,830)

  Cash dividends ($0.234 per share)  -            -           -                -            -               (2,317)     (2,317)

  10% stock dividend                 -           (180)        -             15,371          -              (15,191)        -

  Unrealized gain on transfer of
     securities from held to
     maturity to available for
     sale, net of tax at December
     1995                            -            -           -                -          3,149               -          3,149

  Unrealized loss, net of taxes      -            -           -                -         (2,104)              -         (2,104)

  Stock option exercised             -            (35)        -                106          -                 -             71

  Net income                         -            -           -                -            -               4,537        4,537
                                  --------   ---------    ----------    -----------     -------         ---------   ----------

BALANCE, SEPTEMBER 30, 1996       $  116     $113,432     $(11,097)     $  (12,104)     $ 1,045         $  52,892   $  144,284
                                  ========   =========    ==========    ===========     =======         =========   ==========

See notes to consolidated financial statements.

IBS FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
(Dollars in Thousands)
-------------------------------------------------------------------------------

                                                    1996      1995      1994
                                                    ----      ----      ----
OPERATING ACTIVITIES:
  Net income                                      $  4,537  $  9,920  $  4,963
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Provision for depreciation and amortization        374       391       411
    Provision for loan loss                             30        30       180
    Market adjustment on ESOP                          388       197      -
    MRP earned                                       1,194       872      -
    Changes in assets and liabilities which
      provided (used) cash:
      Accrued interest receivable                    2,545    (1,823)     (733)
      Prepaid expenses and other assets                 83     1,385      (808)
      Accounts payable and accrued expenses          2,991       256      (150)
                                                   -------  --------  --------

           Net cash provided by operating
             activities                             12,142    11,228     3,863
                                                  --------  --------- --------

INVESTING ACTIVITIES:
  Principal repayments of:
    Loans receivable                                22,728    15,192    40,796
    Mortgage-backed securities held to maturity     44,862    35,710    57,873
    Mortgage-backed securities available for sale   33,916       -         -
  Purchases of:
    Investments held to maturity                  (303,648) (640,701) (415,775)
    Investments available for sale                     (10)

    Mortgage-backed securities held to maturity   (217,777) (164,572) (106,087)
  Proceeds from:
    Maturity of investments held to maturity       455,099   688,851   364,418
    Maturity of investments available for sale       5,000
  Loans originated or acquired                     (70,196)  (16,818)  (25,383)
  Proceeds from loans sold                           4,188       -         -
  (Purchase) redemption of Federal Home Loan
     Bank stock                                       (918)   (1,068)    1,053
  Proceeds from sale of real estate owned              -       1,252       -
  Proceeds from sale of investments                  9,998       -         -
  Purchase of property and equipment                  (213)     (543)     (182)
                                                  --------  --------- --------

           Net cash used in investing activities   (16,971)  (82,697)  (83,287)
                                                  --------  --------- --------

FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                6,456   (38,170)   (6,725)
  Net increase (decrease) in advances from
    borrowers for taxes and insurance                  434       129      (279)
  Advances from FHLB                                20,000       -         -
  Repayment of FHLB advances                        (1,208)      -         -
  Cash dividends paid                               (2,317)   (1,651)      -
  Proceeds from the sale of stock, net of ESOP
    shares acquired                                    -     103,890       -
  Payments on ESOP debt                              1,147     1,063       -
  Treasury stock acquired                          (19,830)   (7,751)      -
  Unearned MRP shares acquired                         -      (6,085)      -
  Stock options exercised                               71       -         -
                                                  --------  --------  --------

           Net cash provided by (used in)
             financing activities                    4,753    51,425   (7,004)
                                                  --------  --------  --------

DECREASE IN CASH AND CASH EQUIVALENTS                  (76)  (20,044) (86,428)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR        12,542    32,586  119,014
                                                  --------  --------  --------

CASH AND CASH EQUIVALENTS, END OF YEAR           $  12,466 $  12,542 $ 32,586
                                                 ========= ========= =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for:
  Interest on deposits                           $  27,345 $  25,025 $ 25,808
                                                 ========= ========= =========

  Income taxes                                    $  3,275  $  4,345  $ 2,843
                                                 ========= ========= =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES - Transfers from loans to real
estate owned                                         $  56     $  -  $  1,019
                                                  ========  ======== =========

See notes to consolidated financial statements.

IBS FINANCIAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
(Dollars in Thousands)
------------------------------------------------------------------------------
1.   NATURE OF OPERATIONS

     IBS Financial Corp. (the "Company") is a New Jersey Corporation organized in June 1994 for the purpose of acquiring all the capital stock of Inter-Boro Savings and Loan Association (the "Association") issued in the conversion of the Association to stock form (the "Conversion") which was completed on October 13, 1994 (see Note 17). The Association is a New Jersey chartered stock savings bank with ten branch offices in Camden, Burlington and Gloucester counties.

     The Association is principally in the business of attracting deposits through its branch offices and investing those deposits together with funds from borrowings and operations primarily in single-family residential loans. The Company and the Association are supervised and regulated by the New Jersey Banking Department, the Office of Thrift Supervision, the Federal Reserve Bank, and the Federal Deposit Insurance Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION - The financial statements of the Company have been prepared on the basis of generally accepted accounting principles. Due to the Conversion, the financial statements for year ended September 30, 1994 have been previously reported upon as Inter-Boro Savings and Loan Association.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of IBS Financial Corp. and its wholly owned subsidiaries Inter-Boro Savings and Loan Association and IBS Investment Corporation. All significant intercompany accounts and transactions have been eliminated.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The most significant estimates and assumptions in the Company's financial statements affect the allowance for loan losses. Actual results could differ from those estimates.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES - In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The Company adopted SFAS No. 115 effective October 1, 1994. There was no effect on stockholders' equity or net income of initially applying the new standard. The Company adopted the requirements of SFAS No. 115 to classify and account for debt and equity securities as follows:

        HELD TO MATURITY - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discount. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

        AVAILABLE FOR SALE - Debt and equity securities that will be held for an indefinite period of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available for sale. These assets are carried at their estimated fair value, which management has determined to be market value. Market value is determined using published quotes as of the close of business.

     During 1995, FASB issued a Special Report, A GUIDE TO IMPLEMENTATION OF STATEMENT NO. 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES - QUESTIONS AND ANSWERS (the "Q&A Guide"). In December 1995, in accordance with the provision of the Q&A Guide, the Company transferred certain securities with an aggregate amortized cost of $199,401 from the classification of held to maturity to available for sale.

     REAL ESTATE OWNED - Real estate owned is initially recorded at the lower of carrying value of the loan or fair value at the date of foreclosure less costs to dispose. Costs relating to the development and improvement of property are capitalized, and those relating to holding the property are charged to expense.

     OFFICE PROPERTIES AND EQUIPMENT - Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives (3-40 years) of the assets. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

     ALLOWANCES FOR LOAN LOSSES - Allowances for loan losses primarily include charges to reduce the recorded balances of mortgage loans receivable. The charges can represent a general reserve on the entire mortgage portfolio or specific reserves for individual loans.

     Allowances are provided for specific loans when losses are probable and can be estimated. When this occurs, management considers the remaining principal balance and estimated net realizable value of the property collateralizing the loan. Current and future operating and/or sales conditions are considered. These estimates are susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent, to a great extent, on economic, operating and other conditions that may be beyond management's control.

     Loan loss reserves are established as an allowance for losses based on the perceived risk of loss in the loan portfolio. In assessing risk, management considers historical experience, volume and composition of lending conducted by the Company, industry standards, status of nonperforming loans, general economic conditions as they relate to the Company's market area, and other factors related to the collectibility of the Association's loan portfolio.

     The Company adopted SFAS Nos. 114 and 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN and ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A
     LOAN - INCOME RECOGNITION AND DISCLOSURES, as of October 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS Nos. 114 and 118 did not result in additional provisions for loan losses primarily because 100% of impaired loan valuations continue to be based on the fair value of collateral.

     INCOME RECOGNITION ON LOANS - Interest on loans is credited to income when earned. Accrual of loan interest is discontinued and a reserve established on existing accruals if management believes that after considering economic and business conditions and collection efforts, the borrowers' financial condition is such that collection of interest is doubtful.

     DEFERRED LOAN FEES - The Company defers all loan origination fees net of certain direct loan origination costs, and recognizes fees by accretion into income as a yield adjustment over the life of the loan using the interest method.

     EARNINGS PER SHARE- For the year ended September 30, 1996, earnings per share is based on income for the year ended September 30, 1996 divided by the weighted-average number of shares and equivalent shares outstanding during the period of 10,478,884. For the year ended September 30, 1995, earnings per share is based on income from October 13, 1994 (the date of the initial public offering) through September 30, 1995 of $9,679 divided by the weighted-average number of shares and equivalent shares outstanding during the period of 11,536,650 (restated for the stock dividend issued in March 1996). Since the initial offering was completed on October 13, 1994, earnings per share information for prior years is not applicable.

     INCOME TAXES - The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Also under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, and federal funds sold with original maturities of less than 90 days.

     STOCK OPTIONS - The Company accounts for stock options under Accounting Principles Board Opinion No. 25 which measures compensation cost using the intrinsic value based method. In October 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the INTRINSIC VALUE BASED METHOD of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements proforma net income and, if presented, earnings per share, as if this Statement had been adopted. The accounting requirements of this Statement are effective for transactions entered into fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. Proforma disclosures for awards granted in the first fiscal year beginning after December 15, 1995 need not be included in financial statements for that fiscal year but shall be presented subsequently whenever financial statements for that fiscal year are presented for comprehensive purposes with financial statements in a later fiscal year. Management of the Company has not completed an analysis of the potential effects of this Statement on its financial condition or results of operations.

     ACCOUNTING FOR MORTGAGE SERVICING RIGHTS - In May 1995, the FASB issued SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS AND EXCESS SERVICING RECEIVABLES AND FOR SECURITIZATION OF MORTGAGE LOANS. SFAS No. 122, which is effective for the years beginning after December 15, 1995, will require the Company to recognize servicing rights as assets, regardless of how such assets were acquired. Additionally, the Company would be required to assess the fair value of these assets at each reporting date to determine any potential impairment. Management of the Company has not completed an analysis of the effects this pronouncement would have on its results of operations or financial position. Although superseded, this standard is applicable until the effective date of SFAS No. 125.

     ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES - In June 1996, FASB issued SFAS
     No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a FINANCIAL-COMPONENTS APPROACH that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

     This statement requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer.

     This statement amends SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, to clarify that a debt security may not be classified as held-to-maturity if it can be prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment. This statement amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in SFAS No. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES, and supersedes SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS.

     This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management has not yet determined the effect of adopting this standard.

3.   CASH AND CASH EQUIVALENTS

     Cash and cash equivalents at September 30, 1996 and 1995 consist of the following:

                                                               1996      1995
                                                              -------   -------

     Cash and amounts due from banks                          $ 4,966   $ 6,192
     Federal funds sold - CoreStates   (Interest rate,
                                        1996 - 5.625%;
                                        1995 - 6.375%)          7,500     6,350
                                                              -------   -------

     Total                                                    $12,466   $12,542
                                                              =======   =======

4.   INVESTMENT SECURITIES

     A comparison of amortized cost and estimated fair value of investment securities is as follows:

                                                                   Held to Maturity
                                                                  September 30, 1996
                                                --------------------------------------------------------
                                                                                              Estimated
                                                Amortized      Unrealized      Unrealized        Fair
                                                   Cost            Gain           Loss          Value
                                                ---------      ----------      ----------     ----------
U.S. Government obligations                     $  26,366        $  12            $  -         $  26,378
Term and other deposits in the Federal
  Home Loan Bank                                      346            -               -               346
                                                ---------        -----            ----         ---------
Total                                           $  26,712        $  12            $  -         $  26,724
                                                =========        =====            ====         =========


                                                                  Available for Sale
                                                                  September 30, 1996
                                                --------------------------------------------------------
                                                                                              Estimated
                                                Amortized      Unrealized      Unrealized        Fair
                                                   Cost            Gain           Loss          Value
                                                ---------      ----------      ----------     ----------

U.S. Government obligations                     $  48,194        $ 143            $  -         $  48,337
                                                =========        ======           =====        =========


                                                                    Held to Maturity
                                                                   September 30, 1995
                                                --------------------------------------------------------
                                                                                              Estimated
                                                Amortized      Unrealized      Unrealized        Fair
                                                   Cost            Gain           Loss          Value
                                                ---------      ----------      ----------     ----------

U.S. Government obligations                     $ 164,971        $ 682           $ 126         $ 165,527
Term and other deposits in the Federal
  Home Loan Bank                                   76,374            -               -            76,374
                                                ---------        -----            ----         ---------
Total                                           $ 241,345        $ 682            $126         $ 241,901
                                                =========        =====            ====         =========


     The amortized cost and estimated fair value of debt securities by contractual maturity at September 30, 1996 are shown below.
     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               Estimated
                                                 Amortized       Fair
                                                   Cost          Value
                                                 ---------     ---------

     Due in one year or less                      $ 74,906      $ 75,061
     Due after one year through
        five years                                      -              -
                                                  --------      --------
                                                  $ 74,906      $ 75,061
                                                  ========      ========

5.   MORTGAGE-BACKED SECURITIES
     Mortgage-backed securities at September 30, 1996 and 1995 consisted of the following:


                                                           Held to Maturity
                                                          September 30, 1996
                                         ----------------------------------------------------
                                                                                    Estimated
                                         Amortized     Unrealized     Unrealized       Fair
                                            Cost           Gain          Loss         Value
                                         ---------     ----------     ----------    ---------
FNMA pass-through certificates            $ 29,082      $     -         $  832      $ 28,250
GNMA pass-through certificates             115,903        5,718             63       121,558
FHLMC pass-through certificates            139,556          227          4,465       135,318
Private pass-through certificates
  (noninsured)                                 726            -             21           705
                                          --------      -------         ------      --------
Total                                     $285,267      $ 5,945         $5,381      $285,831
                                          ========      =======         ======      ========

                                                          Available for Sale
                                                          September 30, 1996
                                         ----------------------------------------------------
                                                                                    Estimated
                                         Amortized     Unrealized     Unrealized       Fair
                                            Cost           Gain          Loss         Value
                                         ---------     ----------     ----------    ---------

FNMA pass-through certificates            $ 12,043      $   343         $    -      $ 12,386
GNMA pass-through certificates              15,509          220              -        15,729
FHLMC pass-through certificates            137,933        1,325            379       138,879
                                          --------      -------         ------      --------
Total                                     $165,485      $ 1,888         $  379      $166,994
                                          ========      =======         ======      ========

                                                           Held to Maturity
                                                          September 30, 1995
                                         ----------------------------------------------------
                                                                                    Estimated
                                         Amortized     Unrealized     Unrealized       Fair
                                            Cost           Gain          Loss         Value
                                         ---------     ----------     ----------    ---------

FNMA pass-through certificates            $ 17,280      $   491         $    -      $ 17,771
GNMA pass-through certificates             142,054        8,488              -       150,542
FHLMC pass-through certificates            151,549        2,925              -       154,474
Private pass-through certificates
  (noninsured)                                 870            -             27           843
                                          --------      -------         ------      --------
Total                                     $311,753      $11,904         $   27      $323,630
                                          ========      =======         ======      ========


6.   LOANS RECEIVABLE

     Loans receivable consist of the following:

                                                           September 30,
                                                       ----------------------
                                                         1996          1995
                                                       --------      --------
     Mortgage loans (1-4 residential loans)            $164,717      $132,251
     Construction loan                                    1,256         1,889
     Loans on savings accounts                            2,472         2,616
     Commercial real estate loans                        19,548         8,548
     Consumer loans                                         813           125
                                                       --------      --------
          Total                                         188,806       145,429

     Less:
       Deferred loan fees                                (1,572)         (982)
       Allowance for loan losses                         (1,024)         (994)
       Loans in process                                  (1,179)       (1,672)
                                                       --------      --------
          Total                                        $185,031      $141,781
                                                       ========      ========


     At September 30, 1996 and 1995, the Company had outstanding commitments to purchase and originate fixed rate (ranging from 6.5% to 8.0%) mortgage loans totaling $6,554 and $5,049, respectively. All commitments are expected to be funded within 12 months. The Company uses the same credit policies in extending commitments as it does for loans.

     The Company originates and purchases both adjustable and fixed interest rate loans and mortgage-backed securities. At September 30, 1996, the composition of these loans and mortgage-backed securities are $552,748 at fixed interest rates and $83,035 at adjustable interest rates.

     The adjustable rate loans and mortgage-backed securities have interest rate adjustment limitations and are generally indexed to the one-year U.S. Treasury Note rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Association pays on the short-term deposits that have been primarily utilized to fund these loans.

     Certain directors and executive officers of the Company have loans with the Company. Such loans were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization, and do not represent more than a normal risk of collection. Total loans to these individuals are summarized as follows:

                                              September 30,
                                              --------------
                                               1996     1995
                                              -----    -----
     Balance, beginning of year               $ 216    $ 223
     New loans made during year                   3        -
     Repayments                                  (7)      (7)
                                              -----    -----
     Balance, end of year                     $ 212    $ 216
                                              =====    =====
                                      -12-

     Most of the Company's activity is with customers located within the state of New Jersey; therefore, the Company is lending subject to a concentration of credit risk as it relates to this economic sector.

     Changes in the allowance for loan losses were as follows:


                                             Year Ended September 30,
                                             -------------------------
                                               1996     1995     1994
                                             -------    ----   -------
     Balance, beginning of year               $  994    $530   $ 1,669
     Provision for loan losses                    30      30       180
     Charge-offs                                   -       -    (1,319)
     Recoveries                                    -     434         -
                                              ------    ----    ------
     Balance, end of year                     $1,024    $994    $  530
                                              ======    ====    ======


     The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of potential losses in the current loan and lease portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. At September 30, 1996, the Association has no loans considered impaired under SFAS No. 114.

     Nonperforming loans (which include loans in excess of 90-day delinquency) at September 30, 1996, 1995 and 1994 amounted to approximately $827, $663 and $1,005, respectively. The reserve for delinquent interest on loans totaled $58, $49 and $49 at September 30, 1996, 1995 and 1994,
     respectively.

7.   MORTGAGE BANKING ACTIVITIES

     At September 30, 1996, 1995 and 1994, the Company was servicing loans for others amounting to approximately $1,718, $5,045 and $4,336, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

8.   OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment at September 30, 1996 and 1995 are summarized as follows:

                                                          1996       1995
                                                         -------   -------
     Land and buildings                                  $ 9,009   $ 8,841
     Furniture and equipment                               1,990     1,947
     Leasehold improvements                                  110       110
                                                         -------   -------
         Total                                            11,109    10,898
     Accumulated depreciation and amortization            (5,025)   (4,653)
                                                         -------   -------
     Net                                                 $ 6,084   $ 6,245
                                                         =======   =======


     Rental expense under operating leases for certain branch offices amounted to $105, $92 and $98 for the years ended September 30, 1996, 1995 and 1994, respectively. The following is a summary of future minimum lease payments required under the leases:

          Year Ending                                    Minimum
         September 30,                                Lease Payments
                                                      --------------

            1997                                           $  83
            1998                                              66
            1999                                              45
            2000                                              30
            2001                                               -
                                                           -----
            Total                                          $  224
                                                           ======

9.   DEPOSITS

     The major types of savings deposits by weighted interest rates, amounts and the percentages of such types to total savings deposits at September 30, 1996 and 1995 were as follows:

                                                     1996                              1995
                                    -------------------------------------   -------------------------------------
                                                               Weighted                                Weighted
                                               Percentage      Interest                 Percentage     Interest
                                      Amount    of Total         Rate         Amount     of Total        Rate
                                    ---------  ----------    ------------   ----------  ----------    -----------
Balances by interest rate:
  NOW accounts                      $  23,886      4.2 %        1.82 %      $  22,909       4.1 %        2.07 %
  Money market deposit accounts        70,023     12.2          2.86           74,933      13.3          3.16
  Passbook and club accounts           59,323     10.4          2.74           62,950      11.1          2.99

                                                               Interest                                Interest
                                                                 Rate                                    Rate
                                                                 Range                                   Range
                                                               --------                                --------

Certificates by maturity:
  Within 1 year                       242,804     42.5 %     3.50 - 6.65      218,024      38.6       3.05 - 6.25
  1 to 3 years                        144,369     25.3       5.00 - 7.10      116,835      20.7       4.35 - 7.10
  Beyond 3 years                       30,600      5.3       5.25 - 9.00       68,877      12.1       5.00 - 9.00
                                    ---------     ----                      ---------      ----

  Total certificates                  417,773     73.1                        403,736      71.4
                                    ---------     ----                      ---------      ----

  Accrued interest on savings             361      0.1                            382       0.1
                                    ---------     ----                      ---------      ----

  Total deposits                    $ 571,366    100.0 %                    $ 564,910     100.0 %
                                    =========    =====                      =========     =====


     A summary of interest expense on deposits is as follows:

                                      Year Ended September 30,
                                    ----------------------------
                                      1996       1995      1994
                                    -------    -------    ------
NOW                                 $   460    $   492    $   521
MMDA                                  2,113      2,586      2,941
Passbook and club                     1,717      1,992      2,095
Certificates                         22,463     19,954     20,117
                                    -------    -------    ------

Total                               $26,753    $25,024    $25,674
                                    =======    =======    =======

10.  ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

     Advances from the Federal Home Loan Bank of New York which are amortizing are as follows:

                             Interest      September 30,
           Due                 Rate            1996
           ----              --------      -------------
           2001               5.918 %        $  9,275
           2003               6.164 %           9,517
                                             --------
                                             $ 18,792
                                             ========

     The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans.

11.  INCOME TAXES

     The income tax provision consists of the following:

                                     1996       1995       1994
                                   -------     -------    -------
       Current:
           Federal                 $ 3,439     $ 4,888    $ 2,694
           State                       261         550        199
                                   -------     -------    -------
              Total current          3,700       5,438      2,893
                                   -------     -------    -------

      Deferred:
           Federal                    (752)       (267)      (293)
           State                       (26)         (5)        (6)
                                   -------     -------    -------
              Total deferred          (778)       (272)      (299)
                                   -------     -------    -------

      Total income tax provision   $ 2,922     $ 5,166    $ 2,594
                                   =======     =======    =======

     The Company's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income taxes for the following reasons:




                                  1996                1995                  1994
                           -----------------    ----------------     ----------------
                           Amount    Percent    Amount    Percent    Amount    Percent
                           ------    -------    ------    -------    ------    -------

Tax at federal rate        $2,611     35.0%     $5,280     35.0%     $2,645      35.0%

Surtax exemption              (75)    (1.0)       (100)     (0.7)       (76)     (1.0)
State taxes                   155      2.0         360       2.4        127       1.7
Other                         231      3.0        (374)     (2.5)      (102)     (1.4)
                           ------     ----      ------     -----     ------      ----

Total                      $2,922     39.0%     $5,166      34.2%    $2,594      34.3%
                           ======     ====      ======      ====     ======      ====

     Items that gave rise to significant portions of the deferred tax accounts, which are included in prepaid expenses and other assets at September 30, 1996 and 1995, are as follows:



                                                     1996             1995
                                                    -------          -------
Deferred tax assets:
  SAIF special assessment                           $ 1,258          $     -
  Deferred loan fees                                    293              353
  Deferred loan costs                                     9               38
  Supplemental pension                                  514              235
  Deferred compensation                                   -              360
  Accrued interest expense on CDs                        77               96
  Deferred income                                       445              223
  Other                                                  93              269
                                                    -------          -------

           Total                                      2,689            1,574
                                                    -------          -------

Deferred tax liabilities:
  Unrealized gain on investments                       (596)               -
  Allowance for loan loss                              (753)            (296)
  Depreciation on office property and equipment        (762)            (882)
                                                    -------          -------

           Total                                     (2,111)          (1,178)
                                                    -------          -------

Net deferred tax assets                             $   578          $   396
                                                    =======          =======

     The Company is permitted under the Internal Revenue Code (the "Code") to deduct an annual addition to the reserve for bad debts in determining taxable income, subject to certain limitations. The Company's deduction is based upon the percentage of taxable income method as defined by the Code. The bad debt deduction allowable under this method equals 8% of taxable income determined without regard to that deduction and with certain adjustments. This addition differs from the bad debt experience used for financing accounting purposes.

     In August 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act repealed the percentage of taxable income method of accounting for bad debts for thrift institutions effective for years beginning after December 31, 1995. The Act required the Company as of October 1, 1996 to change its method of computing reserves for bad debts to the specific charge-off method. The bad debt deduction allowable under this method is available to large banks with assets greater than $500 million. Generally, this method will allow the Company to deduct an annual addition to the reserve for bad debts equal to the Association's charge-offs.

     A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. The timing of this recapture may be delayed for a two-year period provided certain residential loan requirements are met. For financial reporting purposes, the Company will not incur any additional tax expense. Amounts which had previously been deferred will be reversed for financial reporting purposes and will be included in the income tax return of the Company, increasing income tax payable. At

     September 30, 1996, under SFAS No. 109, deferred taxes totaling approximately $800 were provided relating to such difference.

12.  REGULATORY CAPITAL REQUIREMENTS

     The Association is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measurers of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 1996, that the Association meets all capital adequacy requirements to which it is subject.


     As of September 30, 1996, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum tangible, core and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

AT SEPTEMBER 30, 1996:



                                                                                            Well Capitalized
                                                                Required for                  Under Prompt
                                                              Capital Adequacy              Corrective Action
                                         Actual                   Purposes                     Provisions
                                  --------------------       -------------------       ----------------------
                                  Amount        Ratio        Amount        Ratio        Amount         Ratio


  Tangible                       $143,239       19.31%      $11,126        1.5%          N/A            N/A
  Core (Leverage)                 143,239       19.31%       22,252        3.0%         37,086          5.0%
  Tier 1 risk-based               143,239       73.11         7,837        4.0          11,756          6.0
  Total risk-based                143,263       73.63        15,675        8.0          19,594         10.0


AT SEPTEMBER 30, 1995:



                                                                                           Well Capitalized
                                                                Required for                  Under Prompt
                                                              Capital Adequacy              Corrective Action
                                         Actual                   Purposes                     Provisions
                                  --------------------       -------------------       ----------------------
                                  Amount        Ratio        Amount        Ratio        Amount         Ratio




  Tangible                       $124,015       17.90%      $10,390        1.5%          N/A            N/A
  Leverage                        124,015       17.90%       20,779        3.0%         41,558          5.0%
  Tier 1 risk -based              124,015       78.30         6,332        4.0           9,498          6.0
  Total risk-based                125,009       79.00        12,664        8.0          15,830         10.0



13.  PENSION PLAN

     The Company terminated the defined benefit retirement plan effective September 1, 1996. Pending regulatory approval, the remaining net assets, if any, will be distributed to participants on a pro rata basis. Total pension expense for the year ending September 30, 1996 was $334.

     The net periodic pension costs for the years ended September 30, 1995 and 1994 included the following components:


                                                             1995      1994
                                                            ------     -----

       Service cost, benefits earned during the year         $195      $ 185
       Interest cost on projected benefit obligation          266        173
       Actual return on plan assets                          (226)      (220)
       Amortization of unrecognized net assets and
        other deferred amounts, net                            16         13
                                                             ----      -----
       Net periodic pension cost                             $251      $ 151
                                                             ====      =====


     The following table sets forth the plan's funded status as of September 30, 1995:

                                                                       1995

      Actuarial present value of benefit obligation
       (including vested benefit obligation $3,087)                    $3,151
                                                                       ======

      Projected benefit obligation                                     $3,996
      Market value of plan assets                                       3,554
                                                                       ------

     Plan assets less than projected benefit obligation                  (442)
     Unrecognized net loss                                                839
     Unrecognized net transition obligation being
      amortized over fifteen years                                         75
                                                                       ------

     Net pension asset                                                 $  472
                                                                       ======


     In determining the projected benefit obligation, the assumed discount rate for each of the two years ended September 30, 1995 was 7.5%. The weighted average rate of increase in compensation was 5%. The expected long-term rate of return on assets used in determining net periodic pension cost was 7.5%.


     The Company also terminated a Supplemental Executive Retirement Plan effective September 1, 1996. Total expense for the year ending September 30, 1996 was $824.

14.  EMPLOYEE STOCK OWNERSHIP PLAN AND RECOGNITION AND RETENTION PLAN


     In connection with the Conversion, the Company established an ESOP for the benefit of eligible employees. The Company purchased 928,777 shares (1,021,654 shares restated for the stock dividend issued in March 1996) of common stock on behalf of the ESOP in the Conversion. At September 30, 1996 and 1995, 77,994 and 78,657 shares of the total ESOP shares were committed to be released with 142,408 and 23,219 shares allocated to participants, respectively. The Company accounts for its ESOP in accordance with Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS, which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity as additional paid-in capital. During 1996 and 1995, the differential aggregated $388 and $197, respectively. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. Employers with internally leveraged ESOP's, such as the Company, do not report the loan receivable from the ESOP as an asset, and do not report the ESOP debt from the employer as a liability. The Company recorded compensation and employee benefit expense related to the ESOP of $1,901 and $1,345, respectively for the years ended September 30, 1996 and 1995.


     At the Company's annual meeting of stockholders held on January 19, 1995, the Recognition and Retention Plan and Trust (the "MRP") was approved by the Company's stockholders. The MRP purchased 510,827 shares in the open market at an aggregate cost of $6,085 and all shares available under the MRP have been awarded to the Company's Board of Directors and the Association's executive officers and other key employees.

     At September 30, 1996 and 1995, respectively, the net deferred cost of the unearned MRP shares amounted to $4,891 and $5,213 and is recorded as a charge against stockholders' equity. Compensation expense will be recognized over the five year vesting period for shares awarded. The Company recorded compensation and employee benefit expense related to the MRP of $1,194 and $872 for the years ended September 30, 1996 and 1995, respectively.

15.  STOCK OPTION PLAN

     The Company has a stock option plan which was established and approved by the stockholders at the annual stockholders' meeting held on January 19, 1995. The 1995 Plan is for executive officers and selected full-time employees and directors.

     Under this plan, compensatory options were granted to non-employee directors and incentive options were granted to selected officers and employees. The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant.

     The compensatory options are exercisable six months after issuance in increments of 85% with 7.5% exercisable in each of the two years thereafter. The incentive options are exercisable one year after issuance in increments of 20% a year. All options expire in 10 years.

     A summary of transactions under the Plan at September 30, 1996 and 1995 follows. All amounts are restated for the stock dividend issued in March 1996.




                                       September 30, 1996                                         September 30, 1995

                    -----------------------------------------------------------        ---------------------------------------

Exercise price      $    9.432     $12.955      $13.864      $14.500      Total        $9.432     $12.955    $13.864     Total
                    ==========     =======      =======      =======     =======       ======     =======    =======    =======

Outstanding,
  beginning of
  year               1,119,656      24,750       28,736       -       1,173,142         -         --           -            -

Options:
  Granted                 -           -           -         2,000         2,000    1,119,656    24,750      28,736     1,173,142
  Exercised             (7,547)       -           -           -         (7,547)         -         -           -             -
  Forfeited               -           -           -           -           -             -         -           -             -
                    ----------     -------      -------      ------    ----------   ----------   --------    -------    ----------


Outstanding,
  end of year        1,112,109      24,750       28,736     2,000    1,167,595     1,119,656    24,750      28,736     1,173,142

                    ----------     -------      -------     ------   ----------    ----------  --------    -------    ----------

Options exercisable    478,702       4,950       28,736      -         512,388       325,644      -          -           325,644


                    ==========     =======      =======     ======   ==========   ==========   ========   =======    ==========



16.  FAIR VALUE OF FINANCIAL INSTRUMENTS


     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.





                                              September 30, 1996        September 30, 1995
                                           -----------------------    -----------------------
                                                         Estimated                  Estimated
                                            Carrying       Fair       Carrying         Fair
                                             Amount        Value       Amount         Value
                                           ---------     ---------   ---------     ----------
     Assets:
       Cash and cash equivalents            $ 12,466     $ 12,466     $ 12,542     $ 12,542
       Investment securities held
        to maturity                           26,712       26,724      241,345      241,901
       Investment securities available
        for sale                              48,337       48,337          -            -
       Mortgage-backed securities held
        to maturity                          285,267      285,831      311,753      323,630
       Mortgage-backed securities
        available for sale                   166,994      166,994          -             -
       Loans receivable, net                 185,031      188,799      141,781      142,978
       Federal Home Loan Bank stock            4,590        4,590        3,672        3,672

     Liabilities:
       NOW accounts                           23,886       23,886       22,909       22,909
       Money market deposit accounts          70,023       70,023       74,933       74,933
       Passbook and club accounts             59,323       59,323       62,950       62,950
       Savings certificates                  417,773      410,192      403,736      400,434
       Advances from FHLB                     18,792       18,792

       Off-balance sheet commitments              -         6,554          -          5,049


     CASH AND CASH EQUIVALENTS - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

     INVESTMENTS AND MORTGAGE-BACKED SECURITIES - The fair value of investment securities and mortgage-backed securities is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services.

     LOAN RECEIVABLE - The fair value of loans is estimated based on present value using approximately current entry-value interest rates applicable to each category of such financial instruments.

     FEDERAL HOME LOAN BANK STOCK - Although FHLB stock is an equity interest in an FHLB, it is carried at cost because it does not have a readily determinable fair value and it lacks a market.

     NOW ACCOUNTS, MONEY MARKET DEPOSIT ACCOUNTS, PASSBOOK AND CLUB ACCOUNTS AND SAVINGS CERTIFICATES - The fair value of NOW accounts, Money Market Deposit accounts and passbook and club accounts is the amount reported in the consolidated financial statements. The fair value of savings certificates is based on a present value estimate using rates currently offered for deposits of similar remaining maturity.

     ADVANCES FROM FEDERAL HOME LOAN BANK - The fair value is the amount payable on demand at the reporting date.

     OFF-BALANCE SHEET COMMITMENTS - For commitments expiring within 90 days or with a variable rate, the settlement amount is a reasonable estimate of fair value. For commitments expiring beyond 90 days or with a fixed rate, the fair value is the present value of the fees based on current loan rates.

     The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

17.  STOCK CONVERSION

     On October 13, 1994, the Association completed its Conversion from a New Jersey chartered mutual savings and loan association to a New Jersey chartered stock savings and loan association through the sale of 11,609,723 shares of common stock (par value $.01) of IBS Financial Corp., a New
Jersey corporation organized in June 1994 by the Association for the purpose of acquiring all of the capital stock of the Association upon consummation of the Conversion. Total proceeds of $116,097 were reduced by Conversion expenses of approximately $2,919 and the excess of proceeds over the par value of the stock was credited to paid-in capital in excess of par. As a result of this Conversion, $56,600 of additional capital was contributed to the Association from this newly formed holding company in exchange for all of the outstanding capital stock of the Association.

     At the time of the Conversion, the Association established a liquidation account in an amount equal to the Association's net worth as reflected in the latest consolidated statement of financial condition of the Association contained in the offering circular utilized in the Conversion. The function of the liquidation account is to establish a priority on liquidation and, except with respect to the payment of cash dividends on, or the repurchase of, any of the common stock by the Association, the existence of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the

Association. In the event of a complete liquidation of the Association (and only in such event), each eligible account holder will be entitled to receive a pro rata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balance from deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to stockholders.

18.  SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

     On September 30, 1996, an omnibus appropriations bill for fiscal year 1997, which includes the recapitalization of the Savings Association Insurance Fund (SAIF) became law. Accordingly, all SAIF insured depository institutions will be charged a one-time special assessment on their SAIF-accessible deposits as of March 31, 1995 at the rate of 65.7 basis points, payable on November 27, 1996. The Bank accrued $3,700 for this special assessment at September 30, 1996.

19.  PARENT COMPANY FINANCIAL INFORMATION

     The financial statements of IBS Financial Corp. (Parent only) as of and for the periods ended September 30,1996 and 1995 are presented below:


STATEMENT OF FINANCIAL CONDITION
SEPTEMBER 30, 1996 AND 1995
(Dollars in Thousands)
-------------------------------------------------------------------------------


ASSETS                                                     1996         1995
                                                         --------      --------

Cash                                                     $    122      $     74
Investment in subsidiary                                  144,242       124,018
Investment securities held to maturity                        354        34,000
Other assets                                                    5           702
                                                         --------      --------

TOTAL ASSETS                                             $144,723      $158,794
                                                         ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES - Accrued expenses and other liabilities     $    439      $    745
                                                         --------      --------

STOCKHOLDERS' EQUITY:
  Common stock                                                116           116
  Additional paid-in capital                              113,432       113,259
  Common stock acquired by ESOP and MRP                   (11,097)      (13,438)
  Treasury stock                                          (12,104)       (7,751)
  Retained earnings                                        53,937        65,863
                                                         --------      --------

           Total stockholders' equity                     144,284       158,049
                                                         --------      --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $144,723      $158,794
                                                         ========      ========



STATEMENT OF INCOME
PERIODS ENDED SEPTEMBER 30, 1996 and 1995
(Dollars in Thousands)
--------------------------------------------------------------------------------


                                                           1996          1995
                                                         --------      --------

Interest income:
  Interest on ESOP loan                                    $  701        $  746
  Interest and dividends on investments                     1,109         2,762
                                                           ------        ------

           Total interest income                            1,810         3,508
                                                           ------        ------

Other operating income                                        -              29
                                                           ------        ------

Other expenses:

   Management fee                                             980         1,132
   Salaries and employee benefits                              24           -
   Professional services                                      451           139
   Other operating expenses                                   350           224

           Total other expenses                             1,805         1,495
                                                           ------        ------

Income before income taxes and equity in undistributed
  earnings of subsidiaries                                      5         2,042

Income taxes                                                   (6)          827
                                                           ------        ------

Income before equity in undistributed earnings of
  subsidiaries                                                 11         1,215

Equity in undistributed earnings of subsidiaries            4,526         8,705
                                                           ------        ------

Net income                                                 $4,537        $9,920
                                                           ======        ======

STATEMENT OF CASH FLOWS
PERIODS ENDED SEPTEMBER 30, 1996 and 1995
(Dollars in Thousands)
-------------------------------------------------------------------------------


                                                           1996          1995
                                                         --------      --------

Operating activities:
  Net income                                             $  4,537      $  9,920
  Changes in assets and liabilities which
    provided (used) cash:
    Other assets                                              697          (702)
    Accrued expenses and other liabilities                   (306)          745
    Equity in undistributed earnings of subsidiaries       (4,526)       (8,705)
                                                         --------      --------

         Net cash provided by operating activities            402         1,258
                                                         --------      --------
Investing activities:
  Proceeds from maturity of investments                    18,993            -
  Purchase of investments                                     -         (34,000)
  Investment in subsidiary                                    -         (57,719)
                                                         --------      --------

          Net cash provided by (used in) investing
            activities                                     18,993        (91,719)
                                                         --------      --------
Financial activities:
  Cash dividends paid                                      (2,317)        (1,651)
  Payments on ESOP debt, net                                1,535          1,260
  Treasury stock acquired                                 (19,830)        (7,751)
  Amortization of MRP shares                                1,194            -
  Stock options exercised                                      71            -
  Proceeds from the sale of stock, net of ESOP
    shares acquired                                           -          103,890
  Unearned MRP shares acquired, net                           -            5,213
                                                         --------      --------

          Net cash (used in) provided by financing
            activities                                    (19,347)        90,535
                                                         --------      --------

Increase in cash and cash equivalents                          48             74
Cash and cash equivalents, beginning of period                 74            -
                                                         --------      --------

Cash and cash equivalents, end of period                 $    122       $     74
                                                         ========       ========

Supplemental noncash investing activity:
  Transfer of investment securities to subsidiaries      $ 12,100       $    -
                                                         ========       ========

20.  SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table presents summarized quarterly data for each of the last two years:

                                                                            Three Months Ended
                                           --------------------------------------------------------------------------------------
                                           Sept. 30    June 30    Mar. 31    Dec. 31    Sept. 30    June 30    Mar. 31    Dec. 31
                                             1996        1996       1996       1995       1995        1995       1995       1994
                                            -------    -------    -------    -------    -------     -------    -------    -------
Interest income                             $13,113    $13,090    $12,847    $13,102    $13,073     $13,355    $12,905    $12,359
Interest expense                              6,930      6,896      6,750      6,843      6,649       6,426      6,044      5,905
                                            -------    -------    -------    -------    -------     -------    -------    -------

Net interest income                           6,183      6,194      6,097      6,259      6,424       6,929      6,861      6,454
Provision for loan losses                        10         10         10        -           10          10         10        -
Other operating income                          151        247        154        135        141         138        123        261

Other expenses                                7,601      3,407      3,299      3,624      3,288       3,360      2,990      2,577
                                            -------    -------    -------    -------    -------     -------    -------    -------

Income before income taxes                   (1,277)     3,024      2,942      2,770      3,267       3,697      3,984      4,138
Income taxes                                   (413)     1,174      1,133      1,028        951       1,452      1,366      1,397
                                            -------    -------    -------    -------    -------     -------    -------    -------

Net income                                  $  (864)   $ 1,850    $ 1,809    $ 1,742    $ 2,316     $ 2,245    $ 2,618    $ 2,741
                                            =======    =======    =======    =======    =======     =======    =======    =======

Earnings per share                          $ (0.08)   $  0.18    $  0.17    $  0.16    $  0.21     $  0.20    $  0.22    $  0.21
                                            =======    =======    =======    =======    =======     =======    =======    =======

Dividends per share                         $ 0.060    $ 0.060    $ 0.060    $ 0.054    $ 0.045     $ 0.045    $   -      $ 0.045
                                            =======    =======    =======    =======    =======     =======    =======    =======




Earnings per share is computed independently for each of the quarters presented. Consequently, the sum of quarters may not equal the earnings per share.

Prices of common stock:

  High                                      $ 15.13    $ 14.50    $ 14.88    $ 15.45    $ 15.57     $ 12.73   $ 11.25    $  9.55
  Low                                         12.63      12.50      13.30      13.18      12.39       10.91      8.88       8.18


                                                                 ******

IBS FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL DATA


                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                    AS OF OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                        -------------------------------------------------------------------
                                                          1996           1995       1994       1993       1992       1991
                                                        --------        ------     ------     ------     ------     ------
FINANCIAL CONDITION:
Total assets                                            $742,051       726,536    663,866    665,933    652,614    626,075
Loans                                                    185,031       141,781    140,618    157,030    185,188    199,027
Investments                                               26,712       241,345    289,495    238,138    205,916     99,430
Mortgage-backed securities                               285,267       311,753    182,891    134,677    217,041    279,186
Cash and equivalents                                      12,466        12,542     32,586    119,014     24,392     30,912
Deposits                                                 571,366       564,910    603,080    609,805    603,722    583,292
Stockholders' equity                                     144,284       158,049     57,594     52,631     44,579     37,954
Nonperforming assets (1)                                     827           663      1,005      5,478      8,495      8,751
Full service offices                                           8             8          8          8          8          8

OPERATIONS:
Total interest income                                   $ 52,152        51,692     41,525     47,458     53,451     55,921
Total interest expense                                    27,419        25,024     25,674     28,093     34,916     42,851
Net interest income                                       24,733        26,668     15,851     19,365     18,535     13,070
Provision for loan losses                                     30            30        180        431      1,077        337
Other operating income                                       687           663        901      1,663        928        500
Operating expenses                                        14,231        12,215      9,015      8,738      8,342      8,387
Special SAIF assessment (2)                                3,700             0          0          0          0          0
Income before taxes                                        7,459        15,086      7,557     11,859     10,045      4,846
Income taxes                                               2,922         5,166      2,594      3,807      3,527      1,676
Net income                                              $  4,537         9,920      4,963      8,052      6,518      3,169

PER COMMON SHARE:
Net income                                              $   0.43(2)       0.84        N/A        N/A        N/A        N/A
Cash dividends                                             0.234         0.135        N/A        N/A        N/A        N/A

OPERATING RATIOS (3):
Average yield earned on interest-earning assets             7.25%         7.30%      6.36%      7.29%      8.52%      9.33%
Average rate paid on interest-bearing liabilities           4.70%         4.39%      4.20%      4.60%      5.86%      7.47%
Average interest rate spread (4)                            2.55%         2.91%      2.16%      2.69%      2.66%      1.86%
Net interest margin                                         3.44%         3.77%      2.43%      2.98%      2.96%      2.18%
Ratio of interest-earning assets to interest-bearing
  liabilities                                             123.38%       124.27%    106.74%    106.62%    102.30%    105.24%
Net interest income to operating expenses                 173.80%       218.32%    175.83%    221.64%    222.19%    155.84%
Operating expenses as a percent of average assets           1.92%         1.68%      1.34%      1.32%      1.30%      1.37%
Return on average assets                                    0.61%(2)      1.36%      0.74%      1.21%      1.02%      0.52%
Return on average equity                                    2.98%(2)      6.37%      8.98%     16.33%     15.58%      8.76%
Ratio of average equity to average assets                  20.53%        21.18%      8.24%      7.43%      6.52%      5.90%
Dividend payout ratio                                      51.07%        17.06%       N/A        N/A        N/A        N/A

ASSET QUALITY RATIOS:
Nonperforming loans and troubled debt restructurings
  as a percent of total loans                               0.45%         0.47%      3.62%      3.49%      4.59%      4.40%
Nonperforming assets and troubled debt
  restructurings as a percent of total assets               0.11%         0.09%      0.77%      0.82%      1.30%      1.40%
Allowance for loan losses as a percent of total
  loans                                                     0.55%         0.70%      0.38%      1.06%      0.67%      0.75%
Allowance for loan losses as a percent of
  nonperforming loans                                      123.8%        149.9%      52.7%      30.5%      17.9%      17.1%
Charge-offs to average loans receivable
  outstanding during the period                              --            --        0.89%      --         0.68%      --

-------------

(1) Nonperforming assets consist of nonperforming loans, troubled debt restructurings and real estate owned ("REO"). Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more overdue, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in lieu of foreclosure.

(2) Without giving effect to the special SAIF assessment, net income per share would have been $.66 and return on average assets and return on average equity would have been .94% and 4.56%, respectively. See Note
     18 of Notes to the Consolidated Financial Statements.

(3) Asset Quality Ratios are end of period ratios, except for charge-offs to average loans. With the exception of end of period ratios, all ratios are based on monthly balances during the indicated periods.

(4) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.