Form 10-K, Exhibit 13
period 1997-09-30
IBS FINANCIAL CORP
filed 1997-12-29
CIK 925780

                                     1997
                                    ANNUAL
                                    REPORT


                STOCKHOLDER/CUSTOMER SATISFACTION IS OUR GOAL


                                      IBSF
                                      ----
                              IBS Financial Corp.
                            Cherry Hill, New Jersey

                TABLE OF CONTENTS

Consolidated Financial Highlights............  1

President's Letter to Stockholders...........  2

Selected Consolidated Financial Data.........  5

Management's Discussion and Analysis of        6
  Financial Condition and Results of
  Operations.................................

Independent Auditors' Report.................  22

Consolidated Financial Statements

  Consolidated Statements of Financial         23
    Condition................................

  Consolidated Statements of Income..........  24

  Consolidated Statements of Changes in        25
    Stockholders' Equity.....................

  Consolidated Statements of Cash Flows......  26

Notes to Consolidated Financial Statements...  27

Directors and Officers.......................  49

Banking Locations............................  51

Stockholder Information......................  52

IBS FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)

                                                                                              SEPTEMBER 30,
                                                                                       ---------------------------

                                                                                            1997           1996
                                                                                       ---------------  ----------

EARNINGS PERFORMANCE FOR THE FISCAL YEAR:

Net interest income..................................................................  $        22,623  $   24,733

Net income...........................................................................            5,806       4,537(b)

PER SHARE(A):

Net income...........................................................................  $          0.54  $     0.37(b)

Cash dividends declared..............................................................             0.54        0.20

Book value...........................................................................            11.69       11.67

FINANCIAL CONDITION AT FISCAL YEAR END:

Total assets.........................................................................  $       734,751  $  742,051

Investments held to maturity.........................................................           27,859      26,712

Securities available for sale........................................................          136,430     215,331

Mortgage-backed securities held to maturity..........................................          326,869     285,267

Loans................................................................................          210,008     185,031

Deposits.............................................................................          567,375     571,366

Stockholders' equity.................................................................          128,019     144,284

PERFORMANCE RATIOS:

Return on average assets.............................................................             0.78%       0.94%(c)

Return on average equity.............................................................             4.44%       4.56%(c)

Net interest margin..................................................................             3.14%       3.44%

Operating expenses to average assets.................................................             1.93%       1.92%(c)

Efficiency ratio.....................................................................            61.38%      55.96%

------------------------

(a) Per share amounts have been restated to reflect the 15% stock dividend paid on May 6, 1997 and the 10% stock dividend paid on March 15, 1996.

(b) Reflects a one-time assessment of $3.7 million or $2.4 million after tax ($.20 per share) incurred in the September 1996 quarter to recapitalize the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. See Note 18 of Notes to the Consolidated Financial Statements.
(c) Exclusive of one-time SAIF assessment. Including the SAIF assessment, return on average assets, return on average equity and operating expenses to average assets were .61%, 2.98% and 2.42%, respectively.

                                     IBSF
                              IBS FINANCIAL CORP.
                                 P.O. BOX 5477
                CHERRY HILL  *  NEW JERSEY 08034  *  (609) 424-8600


                                          December 12, 1997

To Our Stockholders

    IBS Financial Corp. recorded net income of $5.8 million or $.54 per share during fiscal 1997 compared to $4.5 million or $.37 per share for the prior fiscal year. Last fiscal year's results included a one-time special assessment of $3.7 million ($2.4 million after tax) to recapitalize the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. Excluding the special one-time assessment, net income for the fiscal year ended September 30, 1996 amounted to $6.9 million or $.57 per share. Per share amounts for prior periods have been restated to reflect the 15% stock dividend paid to stockholders on May 6, 1997.

    The decrease in earnings, excluding the special SAIF assessment, for the fiscal year ended September 30, 1997 compared with the prior fiscal year was principally attributable to decreased interest income and increased interest costs. Net interest income amounted to $22.6 million for the year ended September 30, 1997, decreasing by $2.1 million or 8.5% from $24.7 million for the prior fiscal year. Average balances of net interest-earning assets declined to $116.5 million for the year ended September 30, 1997 from $136.4 million for the fiscal year ended September 30, 1996. The Company's stock buyback program, while beneficial from a per share standpoint, has the effect of reducing interest-earning assets and the related interest income as the proceeds of maturing investments are used to repurchase shares of stock.

    The Company's net interest margin averaged 3.14% for the year ended September 30, 1997 compared with 3.44% for the prior fiscal year. This margin compression reflected both increases in the rates paid on deposits and decreases in the yields earned on loans and mortgage-backed securities. The principal causes of this compression, in addition to the reason discussed in the preceding paragraph, were relatively heavy repayments of higher rate residential loans and mortgage-backed securities that were reinvested in lower rate loans and mortgage-backed securities, and higher deposit costs paid in the marketplace to retain funds.

    To offset some of the anticipated margin compression, the Company continued to change the mix of its lending products to increase the amount of higher rate commercial real estate loans. At September 30, 1997, total loans amounted to $210.0 million, up significantly from the $185.0 million at the end of the prior fiscal year. Commercial real estate loans, many of which are secured by local medical and professional offices, amounted to $24.6 million and represented 11.7% of total loan balances at September 30, 1997, compared with $19.5 million and 10.6% of total loan balances, respectively, at the end of the previous fiscal year. Most of the new borrowings in the form of FHLB advances were channeled into loans and mortgage-backed securities.

    General and administrative expenses only increased $.1 million or .6% from $14.2 million for the year ended September 30, 1996, after adjusting for the $3.7 million SAIF assessment charge in fiscal 1996, to $14.3 million for the year ended September 30, 1997. Increased compensation and benefit costs of $.3 million representing a 3.2% increase over the prior year, and increased professional fees and other expenses, principally involving the proxy contest, as well as increased advertising expense in connection with the new branch offices opened in late 1996 amounting to approximately $.6 million were partially offset by the decrease in the annual SAIF deposit insurance premium expense of approximately $.8 million.

    The Company's chief objective is to consider all appropriate steps to enhance stockholder value including, but not limited to, improving its earnings per share and its return on equity. The Company's goals include maintaining high asset quality, reducing excess equity through the use of share repurchase programs when appropriate, dividend enhancing policies, and increasing its asset and earnings base through the use of branch acquisitions, bank and thrift acquisitions when the same can be accomplished at reasonable prices and deposit growth and borrowing programs.

    IBSF's superior asset quality is best reflected in its commitment to adhere to traditionally conservative investment and loan underwriting guidelines. As a result of these efforts, the Company has consistently maintained a very low level of nonperforming assets. At September 30, 1997 and 1996, such nonperforming assets amounted to $961,000 and $821,000 or .13% and .11% of total assets, respectively. During the last three fiscal years, the Company has experienced no net loan charge-offs. In addition, the allowance for loan losses amounted to 130% of nonperforming assets at September 30, 1997 increasing from 124% at the end of the prior fiscal year.

    During the fiscal year ended September 30, 1997, the Company repurchased 1,303,766 shares on the open market, reissued 1,435,767 shares to stockholders representing the 15% stock dividend and reissued 62,859 shares in connection with exercise of stock options. At September 30, 1997, the Company had 660,396 shares in treasury stock at an average cost of $15.50 per share. These share repurchase programs help the Company improve its return on equity and earnings per share. However, net interest income and net income are adversely affected as a result of these share repurchase programs due to the lost interest income on the proceeds of maturing investments that are used to repurchase the shares.

    Cash dividends declared during the fiscal year ended September 30, 1997 amount to $.54 per share and included a special cash dividend of $.25 ($.22 adjusted for the 15% stock dividend) paid on January 3, 1997. The quarterly cash dividend rate increased from $.08 per share to the current $.10 per share on September 16, 1997. In addition, a 15% stock dividend was paid on May 6, 1997. Effectively, in excess of 90% of the Company's earnings for the year ended September 30, 1997 was paid out to stockholders.

    As part of its capital management plan to reduce excess equity, the Company's tangible equity to assets ratio was 17.42% at September 30, 1997, decreasing from 19.44% at the end of the prior fiscal year.

    The Company has a solid franchise in attractive communities with the average deposit per branch amounting to approximately $57 million, including its two newer offices opened in late 1996. These offices, which are full service branches, are located in Gloucester Township and Voorhees Township, Camden County, New Jersey and are located between existing branch offices. They were opened with the goal of enhancing the Company's approximate 7.1% market share position in Camden County and improving the franchise value. The Company also has a 3.3% deposit market share in Burlington County and a 1.5% deposit market share in Gloucester
County.

    Looking forward to fiscal 1998, we believe that we are better positioned to meet the challenges and opportunities that lie ahead. Barring unforeseen events, we expect the Company to improve its performance in the upcoming fiscal year. We thank you for your continued support and confidence. We also thank our directors, officers and employees for their dedicated efforts.

                                          Sincerely,


                                          /s/ Joseph M. Ochman, Sr.
                                          -------------------------
                                          Joseph M. Ochman, Sr.
                                          Chairman of the Board,
                                          President/CEO

IBS Financial Corp.
Selected Consolidated Financial Data

                                                               AS OF OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

FINANCIAL CONDITION:

Total assets.........................................  $  734,751  $  742,051  $  726,536  $  663,866  $  665,933

Loans................................................     210,008     185,031     141,781     140,618     157,030

Investments held to maturity.........................      27,859      26,712     241,345     289,495     238,138

Mortgage-backed securities held to maturity..........     326,869     285,267     311,753     182,891     134,677

Securities available for sale........................     136,430     215,331      --          --          --

Cash and equivalents.................................      15,811      12,466      12,542      32,586     119,014

Deposits.............................................     567,375     571,366     564,910     603,080     609,805

Stockholders' equity.................................     128,019     144,284     158,049      57,594      52,631

Nonperforming assets(1)..............................         961         827         663       1,005       5,478

Full service offices.................................          10           8           8           8           8

OPERATIONS:

Total interest income................................  $   51,703  $   52,152  $   51,692  $   41,525  $   47,458

Total interest expense...............................      29,080      27,419      25,024      25,674      28,093

Net interest income..................................      22,623      24,733      26,668      15,851      19,365

Provision for loan losses............................          40          30          30         180         431

Other operating income...............................         685         687         663         901       1,663

Operating expenses...................................      14,321      14,231      12,215       9,015       8,738

Special SAIF assessment(2)...........................      --           3,700      --          --          --

Income before taxes..................................       8,947       7,459      15,086       7,557      11,859

Income taxes.........................................       3,141       2,922       5,166       2,594       3,807

Net income...........................................       5,806       4,537       9,920       4,963       8,052

PER COMMON SHARE(3):

Net income...........................................  $     0.54  $   0.37(2) $     0.73         N/A         N/A

Cash dividends.......................................        0.54        0.20        0.12         N/A         N/A

OPERATING RATIOS (4):

Average yield earned on interest-earning assets......        7.17%       7.25%       7.30%       6.36%       7.29%

Average rate paid on interest-bearing liabilities....        4.81        4.70        4.39        4.20        4.60

Average interest rate spread (5).....................        2.36        2.55        2.91        2.16        2.69

Net interest margin..................................        3.14        3.44        3.77        2.43        2.98

Ratio of interest-earning assets to interest-bearing
  liabilities........................................      119.25      123.38      124.27      106.74      106.62

Net interest income to operating expenses............      157.97      173.80      218.32      175.83      221.64

Operating expenses as a percent of average assets....        1.93        1.92        1.68        1.34        1.32

Return on average assets.............................        0.78      0.61(2)       1.36        0.74        1.21

Return on average equity.............................        4.44      2.98(2)       6.37        8.98       16.33

Ratio of average equity to average assets............       17.61       20.53       21.18        8.24        7.43

Dividend payout ratio................................       90.80       51.07       17.06         N/A         N/A

ASSET QUALITY RATIOS:

Nonperforming loans and troubled debt restructurings
  as a percent of total loans........................        0.46%       0.45%       0.47%       3.62%       3.49%

Nonperforming assets and troubled debt restructurings
  as a percent of total assets.......................        0.13        0.11        0.09        0.77        0.82

Allowance for loan losses as a percent of total
  loans..............................................        0.51        0.55        0.70        0.38        1.06

Allowance for loan losses as a percent of
  nonperforming loans................................      130.07      123.80       149.9        52.7        30.5

Charge-offs to average loans receivable outstanding
  during the period..................................      --          --          --            0.89      --

------------------------

(1) Nonperforming assets consist of nonperforming loans, troubled debt restructurings and real estate owned ("REO"). Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more overdue, while REO consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in lieu of foreclosure.

(2) Without giving effect to the special SAIF assessment, net income per share would have been $.57 and return on average assets and return on average equity would have been .94% and 4.56%, respectively. See Note 18 of Notes to the Consolidated Financial Statements.

(3) Per share amounts have been restated to reflect the prior stock dividends paid.

(4) Asset Quality Ratios are end of period ratios, except for charge-offs to average loans. With the exception of end of period ratios, all ratios are based on monthly balances during the indicated periods.

(5) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    IBS Financial Corp. (the "Company") is a New Jersey corporation organized in June 1994 by the Association for the purpose of acquiring all of the capital stock of Inter-Boro Savings and Loan Association (the "Association") issued in the conversion of the Association to stock form, which was completed on October 13, 1994. The only significant assets of the Company are its investments in the capital stock of the Association, the Company's loan to an employee stock ownership plan, and certain U.S. Government agency securities and interest-bearing deposits.

    The Association is a New Jersey chartered stock savings and loan association which conducts business from ten offices located in Camden, Burlington and Gloucester Counties, New Jersey. Two of these offices were opened in late 1996 in Gloucester and Voorhees Townships, Camden County. The Association's operations date back to 1890. The Association's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law.

    IBS Financial Corp.'s consolidated operating results depend primarily upon its net interest income, which is determined by the difference between interest and dividend income on interest-earning assets, principally investment securities and other investments, mortgage-backed securities and loans, and interest expense on interest-bearing liabilities, which consist of deposits and advances from the Federal Home Loan Bank of New York. Net interest-earning assets have been decreasing during the past two years as a result of the Company's share repurchase programs undertaken as part of its capital management plan to reduce excess equity. As a result, the Company's net interest income has been decreasing over this same period. The Company's net income is also affected by its provision for loan losses, as well as the level of its other income, including loan fees and late charges, gains on the sale of investments and on the sale of real estate owned and other income, its general and administrative expenses, such as compensation and employee benefits, net occupancy and equipment expense, federal deposit insurance and miscellaneous other expenses, and income taxes.

    This Annual Report includes statements that may constitute forward-looking statements, usually containing the words "believe," "estimate," "project," "expect," "intend" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations include, but are not limited to, the following: changes in economic conditions (both generally and more specifically in the markets in which the

Company operates); changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines and in government legislation and regulation (which change from time to time and over which the Company has no control); and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

OPERATING STRATEGY

    The Company has traditionally offered a variety of savings products to its retail customers. The Company invests its funds in U.S. Government, U.S. Government agency and mortgage-backed securities and other short-term investments and has concentrated its lending activities on real estate loans secured by single (i.e., "one-to-four") family residential properties. In fiscal 1996 and 1997, the Company also expanded its investment in commercial real estate loans. The commercial real estate loans originated are collateralized by small professional and medical office buildings, commercial retail establishments and religious organizations principally in the Company's market area. In addition and to a lesser degree, construction loans are originated to construct primarily single-family residences. In the past, the Company has also purchased whole residential mortgage loans and participation interests in commercial real estate projects located principally in New Jersey.

    The Company began to deemphasize its real estate lending in the late 1980's due to, among other reasons, declining real estate values. With the significant decline in interest rates experienced during the early 1990's, the Company was unwilling to actively originate long-term, fixed-rate residential mortgage loans or purchase fixed-rate mortgage-backed securities. During this period, the Company elected to build its liquidity, investing in U.S. Government and U.S. Government agency securities with short maturities and cash and cash equivalents, particularly bankers' acceptances. During the last half of 1994, with a rising rate environment, the Board of Directors authorized the Company to initiate a "tiered" or laddered investment strategy under which it anticipated investing $400 million over approximately an 18-month time period in mortgage-backed securities and U.S. Government securities with varying maturities. The Company successfully reinvested the approximately $400 million in mortgage-backed securities and U.S. Government and agency securities during the fiscal year ended September 30, 1995. At September 30, 1995, mortgage-backed securities amounted to $311.8 million or 42.9% of assets compared to $182.9 million or 27.5% of assets at September 30, 1994. In addition, the Company's net interest margin increased to 3.77% for the year ended September 30, 1995 compared to 2.43% for the fiscal year ended September 30, 1994.

    During fiscal 1996, the Company began emphasizing the origination of single-family residential loans and changed the mix of its originations to include more commercial real estate loans in the local marketplace. In addition, the Company continued to reduce its liquid assets by reinvesting the proceeds of maturing investments into mortgage-backed securities generally with maturities of five and seven years. This was designed to increase the Company's yield on its loan portfolio. However, the Company experienced heavy repayments of higher yielding residential loans and mortgage-backed securities that were reinvested in lower yielding loan and mortgage-backed securities. As a result, the Company's net interest margin was pressured, decreasing to 3.44% for the year ended September 30, 1996.

    During fiscal 1997, the Company continued to emphasize the origination of single-family residential loans and commercial real estate loans. The Company also continued to experience relatively heavy repayments of higher yielding residential loans and mortgage-backed securities that were reinvested in lower yielding loan and mortgage-backed securities. In addition, the Company's net interest-earning assets declined by approximately $20 million, principally reflecting the shares repurchased during the fiscal year. This resulted in a decrease of 30 basis points in the Company's net interest margin to 3.14% for the year ended September 30, 1997.

ASSET AND LIABILITY MANAGEMENT

    The principal objective of the Company's asset liability management function is to evaluate the interest-rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board approved guidelines. The Company seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Asset/Liability Management Committee ("ALCO"), which is chaired by the Chief Financial Officer and comprised principally of members of the Company's senior management. The ALCO reviews, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase activity and maturity of investments. In connection therewith, the ALCO generally reviews the Association's liquidity, cash flow needs, maturities of investments, deposits and borrowings and current market conditions and interest rates. The Chief Executive Officer has authority to adjust pricing weekly with respect to the Association's retail deposits.

    The Company's primary ALCO monitoring tool is asset/liability simulation models prepared on a quarterly basis and designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income under different interest rate environments. The Company also utilizes market-value analysis, which addresses the change in equity value arising from movements in interest rates. The market value of equity is estimated on a market value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest-rate shifts of the current yield curve upon the market value of the current balance sheet.

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

    As indicated in the table below, the Company's one year gap position at September 30, 1997 was a negative 18.7%. The one year time frame has been keyed on because the majority of the Company's interest-earning assets and interest-bearing liabilities are subject to repricing or maturity within this period. Generally, a financial institution with a negative gap position will most likely experience increases in net interest income during periods of falling interest rates and decreases in net interest income during periods of rising interest rates.

    RATE SENSITIVITY ANALYSIS. The following rate sensitivity table sets forth certain information at September 30, 1997 relating to the Company's assets and liabilities based on scheduled repricing for adjustable assets and liabilities, or by contractual maturity for fixed-rate assets and liabilities.

                                                                          SEPTEMBER 30, 1997
                                                     ------------------------------------------------------------
                                                        SIX                    OVER 1-3     OVER 3-5     OVER 5
                                                       MONTHS     ONE YEAR       YEARS       YEARS       YEARS
                                                     ----------  -----------  -----------  ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:

  Loans............................................  $   17,388  $    23,904  $    51,966  $   30,176  $   89,392

  Mortgage-backed securities.......................      53,203       65,380      113,138     211,706      18,329

  Investments......................................      43,787      --           --           --          --
                                                     ----------  -----------  -----------  ----------  ----------

    Total..........................................     114,378       89,284      165,104     241,882     107,721
                                                     ----------  -----------  -----------  ----------  ----------

Interest-bearing liabilities:

  Maturing certificates of deposit.................     150,230      135,129      110,781      20,260       8,973

  MMDA and NOW accounts............................      33,627        2,034        6,172      13,672      --

  Passbook balances................................       7,512        7,512       30,048      30,048      13,277

  Borrowed funds...................................       2,489        2,568       21,104       7,182         975
                                                     ----------  -----------  -----------  ----------  ----------

    Total..........................................     193,858      147,243      168,105      71,162      23,225
                                                     ----------  -----------  -----------  ----------  ----------

GAP................................................  $  (79,480) $   (57,959) $    (3,001) $  170,720  $   84,496
                                                     ----------  -----------  -----------  ----------  ----------
                                                     ----------  -----------  -----------  ----------  ----------

Cumulative GAP.....................................  $  (79,480) $  (137,439) $  (140,440) $   30,280  $  114,776
                                                     ----------  -----------  -----------  ----------  ----------
                                                     ----------  -----------  -----------  ----------  ----------

Cumulative GAP to total assets.....................       (10.8)%      (18.7)%      (19.1)%       4.1%       15.6%
                                                     ----------  -----------  -----------  ----------  ----------
                                                     ----------  -----------  -----------  ----------  ----------

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The Company's primary market risk of exposure is interest rate risk. The Company has no exposure to foreign exchange since all of its transactions are denominated in U.S. dollars. In addition, the Company has no specific exposure to commodity prices.

    Interest-rate risk ("IRR") is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting a reasonable level of this risk can be an important source of profitability and stockholder value. However, excessive levels of IRR can pose a significant threat to the Company's earnings and stockholders' equity. As such, the Company's goal is to maintain IRR at prudent levels as part of its effective risk management plan.

    Evaluating a financial institution's exposure to changes in interest rates includes assessing both the adequacy of the management process to control IRR and the institution's quantitative levels of risk exposure. As part of its management process, the Company seeks to ensure that appropriate policies, procedures and management information systems are in place to maintain IRR at prudent levels. Evaluating the quantitative level of IRR exposure requires the Company to assess the current and potential future effects of changes in interest rates on its consolidated financial position, including capital adequacy and earnings.

    The Office of Thrift Supervision issued Thrift Bulletin No. 13 entitled "Interest Rate Risk Exposure Guidelines on Director and Officer Responsibilities." This bulletin indicates that managing interest rate risk is an essential component in the safe and sound management of a savings association. It provides guidance to insured savings associations regarding their responsibilities in this area. It also describes the policies, practices and procedures that associations are expected to utilize to comply with the regulations on interest rate risk. The guidance emphasizes the need for active board of director and management oversight and a comprehensive risk-management process that effectively identifies, measures, limits and controls interest-rate risk. Financial institutions derive their income primarily from the excess of interest income collected over interest paid. The rates of interest an institution earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, an institution may be exposed to lower profit margins if it cannot adapt to interest rate changes in the marketplace. For example, an institution's assets generally are invested at intermediate or long-term rates and are funded with short-term rate liabilities. Should the market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution's interest expense on its liabilities may not be sufficiently offset if the assets continue to earn at the intermediate or long-term fixed rates. As such, an institution's profits could decrease on its existing asset portfolio because the institution either will have reduced net interest income or, even possibly, net interest expense. Similar risks exist when assets are subject to contractual interest-rate ceilings, or rate sensitive assets are funded with longer-term, fixed rate liabilities in a decreasing interest rate environment.

Several techniques may be used by an institution to minimize interest rate risk. One approach used by the Company is to analyze periodically its assets and liabilities and adjust future financing and investment decisions based on payment streams, interest rates, contractual maturities and estimated sensitivity to actual or potential changes in market interest rates. In recent years, the Company has invested in mortgage-backed securities with shorter maturities as one way to help manage its gap position. Such activities fall under the broad definition of asset/liability management. The Company's primary asset/liability management technique is the measurement of the gap, that is, the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be repriced during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain period, the institution is in an asset-sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. Alternatively, if more liabilities reprice than assets will reprice in a given time period, the institution is in a liability-sensitive gap position. As such, net interest income would decline when market interest rates rose and increase when market interest rates fell. These illustrative examples assume that interest rate changes for assets and liabilities are of the same magnitude, whereas actual interest-rate changes generally differ in magnitude for assets and liabilities.

    Several ways an institution can manage interest rate risk includes selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example by shortening terms of new loans or investments; extending liability terms through new borrowings or the pricing of deposit products; and hedging existing assets, liabilities or anticipated transactions. An institution may also invest in more complex financial instruments intended to hedge or otherwise change interest-rate risk. Interest-free swaps, future contracts, options on futures, and other such derivative financial instruments often are used for this purpose. Because these instruments are sensitive to interest-rate changes, they require effective management expertise. Financial institutions are also subject to prepayment risk in falling interest rate environments. For example, mortgage loans and mortgage-backed securities may be prepaid by a debtor so that the debtor may refinance its obligation at a new and lower interest rate. The Company has not purchased derivative financial instruments in the past and does not currently intend to purchase such instruments in the near future. Prepayments of assets carrying higher interest rates reduce the Company's interest income and overall asset yields. A large portion of an institution's liabilities may be short-term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, the Company requires the financial flexibility to have in place sources of cash to meet short-term needs. These funds can be obtained by reducing liquid assets, increasing deposits or borrowings, or selling assets. FHLB advances have become increasingly important sources of liquidity for the Company.

    The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates at September 30, 1997, based on the information and assumptions disclosed in the notes. The Company believes that the assumptions used, which are based on statistical data, are reasonable. The Company had no derivative financial instruments or trading portfolio at September 30, 1997. The expected maturity date values for loans receivable, mortgage-backed securities and investment securities were adjusted for the expected prepayments as disclosed in the notes. Similarly, expected maturity date values for interest-bearing core deposits were calculated based upon estimates of the period over which the deposit would be outstanding as disclosed in the notes. The adjustable-rate financial instrument's maturity date values likewise were adjusted for expected prepayments as disclosed in the notes. However, from a risk management standpoint, the Company believes that repricing dates rather than expected maturity dates are more relevant in analyzing the value of such financial instruments.

                                                             EXPECTED MATURITY DATE-FISCAL YEAR ENDED SEPTEMBER 30,
                                             --------------------------------------------------------------------------------------
                                                                                                       THERE-                  FAIR
                                                  1998       1999       2000       2001       2002      AFTER      TOTAL      VALUE
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)

Interest-earning assets:

  Loans (1)(2)(3)

    Fixed rate.............................  $  26,363  $  23,144  $  19,453  $  16,117  $  14,058  $  89,391  $ 188,526  $ 189,457

      Average interest rate................       7.85%      7.78%      7.74%      7.68%      7.64%      7.62%    --         --

    Adjustable rate........................  $   4,580  $   2,984  $   2,537  $   2,156  $   1,833  $   9,535  $  23,625  $  23,741

      Average interest rate................       7.96%      7.48%      7.47%      7.46%      7.45%      7.45%    --         --

Mortgage-backed securities(4)(5)

    Fixed rate.............................  $  67,459  $  56,790  $  56,349  $  37,385  $ 174,321  $  18,327  $ 410,631  $ 415,821

      Average interest rate................       7.31%      7.23%      7.77%      6.93%      6.40%      9.03%    --         --

    Adjustable rate........................  $   5,726  $   5,218  $   4,762  $   4,353  $   3,989  $  27,752  $  51,800  $  52,454

      Average interest rate................       6.88%      6.88%      6.88%      6.88%      6.88%      6.88%    --         --

Investments(6).............................  $  38,163     --         --         --         --         --      $  38,163  $  38,163

      Average interest rate................       5.49%    --         --         --         --         --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

      Total................................  $ 142,291  $  88,136  $  83,101  $  60,011  $ 194,201  $ 145,005  $ 712,745  $ 719,636
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Interest-bearing liabilities:

  Interest-bearing deposits and
    escrows(7)(8)(9)(10)...................  $ 336,044  $  73,787  $  73,214  $  33,147  $  30,833  $  22,250  $ 569,275  $ 567,826

      Average interest rate................       5.03%      4.93%      4.95%      3.18%      3.43%      4.02%    --         --

Borrowings(11).............................  $   5,057  $   5,379  $  15,725  $   5,116  $   2,066  $     976  $  34,319  $  34,319

      Average interest rate................       6.21%      6.21%      6.37%      6.26%      6.22%      6.17%    --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

      Total................................  $ 341,101  $  79,166  $  88,939  $  38,263  $  32,899  $  23,226  $ 603,594  $ 602,145
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------------------

(1) Net of undisbursed loan proceeds and does not include net deferred loan fees or the allowance for loan losses.

(2) For single-family residential loans, assumes annual amortization and balloon maturities as appropriate. Assumes a prepayment rate at 14% for adjustable rate loans, and 8% to 23% for fixed rate loans. For other loans, assumes amortization and balloon maturity as appropriate.

(3) Approximately 50% of the Company's adjustable rates loans reprice on an annual basis based upon changes in the one year constant maturity treasury index with various market based annual and lifetime interest rate caps and floors. The other 50% of the Company's adjustable rate loans reprice on a longer term basis such as three years and reprice on a periodic basis based upon the three year constant maturity treasury index with various market based interest rate caps and floors.

(4) Mortgage-backed securities with fixed rates collateralized with single family residential loans reflect an assumed annual amortization and balloon maturities as appropriate. Assumes prepayment rates of 11% to 29%.

(5) Substantially all of the Company's adjustable rate mortgage-backed securities reprice on an annual basis based upon changes in the one year constant maturity treasury index. Various market based lifetime caps and floors exist on these securities. Assumes annual prepayment rates of 10%.

(6) Totals include the Company's investment in Federal Home Loan Bank stock.

(7) Certificate of deposit accounts reflect assumed stated maturities.

(8) Regular savings accounts reflect an assumed annual decay rate of 17% for five year of less, with the remaining maturity in the eighth year.

(9) NOW accounts reflect an assumed annual decay rate of 17% for three years or less, with the remaining maturity in years four and five.

(10) Money market deposit accounts reflect an assumed 100% maturity in one year or less.

(11) Borrowed funds reflect assumed stated maturities.

    The table below provides information regarding the Company's anticipated transactions comprised of firm loan commitments and other commitments, including undisbursed lines of credit. The Company used no derivative financial instruments to hedge such anticipated transactions at September 30, 1997. (Dollars in Thousands)

Anticipated Transactions
-------------------------------------------------------------------------------

Undisbursed construction loans......................................  $      78

  Adjustable rate...................................................       9.50%

Undisbursed lines of credit.........................................  $     214

  Adjustable rate...................................................       9.50%

Loan origination and purchase commitments

  Fixed rate........................................................  $   4,982

                                                                           7.25%

  Adjustable rate...................................................  $   3,302

                                                                           8.56%

Total...............................................................  $   8,576

RESULTS OF OPERATIONS

    GENERAL. The Company's net income for the year ended September 30, 1997 amounted to $5.8 million or $.54 per share compared with $4.5 million or $.37 per share for fiscal 1996. Last fiscal year's results included a one-time special assessment of $3.7 million ($2.4 million after tax) to recapitalize the SAIF. Excluding the special one-time assessment, net income for the fiscal year ended September 30, 1996 amounted to $6.9 million or $.57 per share. Per share amounts for prior periods have been restated to reflect the 15% stock dividend paid on May 6, 1997 and the 10% stock dividend paid on March 15, 1996.

    The decrease in earnings, excluding the special SAIF assessment, was principally attributable to reductions in net interest income reflecting decreased interest income and increased interest costs. Net interest income decreased by $2.1 million or 8.5% to $22.6 million for the year ended September 30, 1997. Average balances of net interest-earning assets declined by approximately $20 million to $116.5 million for the year ended September 30, 1997 from $136.4 million for the prior fiscal year, principally reflecting the repurchase of common stock. In addition, net interest income declined due to relatively heavy repayments of higher rate residential mortgage loans and mortgage-backed securities that were reinvested in lower rate loans and mortgage-backed securities, and higher deposit costs paid in the marketplace to retain funds.

    The Company reported net income for the year ended September 30, 1996 of $4.5 million or $.37 per share compared with $9.9 million or $.73 per share for fiscal 1995. Net income, before the one-time special assessment by the SAIF for the year ended September 30, 1996, amounted to $6.9 million or $.57 per share. The decrease in earnings, before the special SAIF assessment, was principally attributable to increased operating expenses as well as reductions in net interest income reflecting increased deposit and borrowing costs.

    NET INTEREST INCOME. Net interest income decreased by $2.1 million or 8.5% to $22.6 million for the year ended September 30, 1997 from $24.7 million for the prior fiscal year. The decrease in net interest income resulted from a decrease in average net interest-earning assets of $19.9 million or 14.6%, as well as a decrease in the average interest rate spread of 19 basis points. For the year ended September 30, 1996, net interest income amounted to $24.7 million, a decrease of $1.9 million or 7.3% from $26.7 million for fiscal 1995. The decrease in net interest income for the year ended September 30, 1996 resulted from a decrease in average net interest-earning assets of $1.9 million or 1.4%, as well as a decrease in the average interest rate spread of 36 basis points.

    Total interest income decreased by $.4 million or .9% for the year ended September 30, 1997 from $52.2 million for the comparable prior year. This decrease was primarily the result of a 8 basis point decline in the average yield earned in fiscal 1997, which offset an increase in average interest-earning assets of $1.7 million or .2%, principally mortgage-backed securities. For the year ended September 30, 1996, total interest income increased by .5 million or .9% from $51.7 million for the comparable prior period. This increase in total interest income was primarily the result of an increase in average interest-earning assets of $11.7 million or 1.7% for the year ended September 30, 1996, principally mortgage-backed securities, which more than offset a 5 basis point decline in the average yield earned in fiscal 1996.

    Total interest expense increased by $1.7 million or 6.1% for the year ended September 30, 1997 from $27.4 million for the prior fiscal year. Increases in average deposit balances and increases in the rates paid for the year ended September 30, 1997 were both contributing factors to the increase in total interest expense. Increases in average deposit and advance balances amounted to $21.6 million or 3.7% for the year ended September 30, 1997. The rate paid on average interest-bearing deposits and advances increased by 11 basis points during the year ended September 30, 1997. For the year ended September 30, 1996, total interest expense increased by $2.4 million or 9.6% from $25.0 million for the prior fiscal year.

    The increase in interest expense was attributable to an increase in average deposit and advance balances of $13.6 million or 2.4% as well as a 31 basis point increase in the average rates paid on deposits and advances for the year ended September 30, 1996.

    INTEREST YIELD/RATE ANALYSIS. The following table sets forth for the periods indicated information regarding (i) the Company's average balance sheet; (ii) the total dollar amounts of interest income from interest-earning assets and the resulting average yields (no tax equivalent adjustments were made); (iii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (iv) average interest rate spread; and (v) net interest margin. Nonaccrual loan balances are included in total loans. Loan fees are included in interest on total loans; however, such fees for all years presented are nominal.

                                                                          YEAR ENDED SEPTEMBER 30,
                                         ------------------------------------------------------------------------------------------
                                                      1997                              1996                          1995
                                         -------------------------------  ---------------------------------   ---------------------
                                          AVERAGE               YIELD/     AVERAGE                 YIELD/     AVERAGE
                                          BALANCE   INTEREST     RATE      BALANCE    INTEREST      RATE      BALANCE    INTEREST
                                         ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                                                           (DOLLARS IN THOUSANDS)

Interest-earning assets:

  Loans................................  $ 197,308  $  15,399       7.80% $ 159,628   $  12,758        7.99% $ 138,619   $  11,337

  Mortgage-backed securities...........    458,041     32,284       7.05    380,677      28,226        7.41    279,290      23,304

  Investments..........................     66,031      4,020       6.09    179,420      11,168        6.22    290,121      17,051
                                         ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------

Total interest earning assets..........    721,380     51,703       7.17    719,725      52,152        7.25    708,030      51,692
                                                    ---------  ---------             ------------  --------             -----------

Noninterest-earning assets.............     20,413                           21,403                             19,600
                                         ---------                        ---------                          ---------

Total assets...........................  $ 741,793                        $ 741,128                          $ 727,630
                                         ---------                        ---------                          ---------
                                         ---------                        ---------                          ---------

Interest-bearing liabilities:

  Deposits.............................  $ 569,691     26,864       4.72% $ 572,826      26,753        4.67  $ 569,738      25,024

  Borrowings...........................     35,224      2,216       6.29%    10,491         666        6.35     --          --
                                         ---------  ---------             ---------  -----------             ---------  -----------

Total interest-bearing liabilities.....    604,915     29,080       4.81%   583,317      27,419        4.70    569,738      25,024
                                                    ---------  ---------             -----------  ---------             -----------

Non-interest-bearing liabilities.......      6,218                            5,655                              3,763

Equity.................................    130,660                          152,156                            154,129
                                         ---------                        ---------                          ---------

Total liabilities and equity...........  $ 741,793                        $ 741,128                          $ 727,630
                                         ---------                        ---------                          ---------
                                         ---------                        ---------                          ---------

Net interest income and interest-rate
  spread...............................             $  22,623       2.36%             $  24,733        2.55%             $  26,668
                                                    ---------  ---------             -----------  ---------             -----------
                                                    ---------  ---------             -----------  ---------             -----------

Net yield on interest-earning assets...                             3.14%                              3.44%
                                                               ---------                          ---------
                                                               ---------                          ---------

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities..........................                           119.25%                            123.38%
                                                               ---------                          ---------
                                                               ---------                          ---------









                                          YIELD/
                                           RATE
                                         ---------

Interest-earning assets:
  Loans................................       8.18%
  Mortgage-backed securities...........       8.34
  Investments..........................       5.88
                                         ---------
Total interest earning assets..........       7.30%
                                         ---------

Noninterest-earning assets.............

Total assets...........................

Interest-bearing liabilities:
  Deposits.............................       4.39
  Borrowings...........................     --
                                         ---------
Total interest-bearing liabilities.....       4.39
                                         ---------
Non-interest-bearing liabilities.......
Equity.................................

Total liabilities and equity...........

Net interest income and interest-rate
  spread...............................       2.91%
                                         ---------
                                         ---------
Net yield on interest-earning assets...       3.77%
                                         ---------
                                         ---------
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities..........................     124.27%
                                         ---------
                                         ---------

    RATE/VOLUME ANALYSIS. The following tables set forth, among other things, the extent to which changes in interest rates and changes in the average balances of interest-earning assets and interest-bearing liabilities have affected interest income and expense during the years ended September 30, 1997 and 1996.

                                                  YEAR ENDED SEPTEMBER 30, 1997                YEAR ENDED SEPTEMBER 30, 1996
                                          ---------------------------------------------  ------------------------------------------
                                                                   RATE/                                         RATE/
                                            RATE      VOLUME       VOLUME       TOTAL      RATE      VOLUME     VOLUME      TOTAL
                                          ---------  ---------  ------------  ---------  ---------  ---------  ---------  ---------
                                                                           (DOLLARS IN THOUSANDS)
Interest income:

  Loans.................................  $   3,011  $    (303) $        (67) $   2,641  $    (263) $   1,719  $     (35) $   1,421

  Mortgage-backed securities............      5,733     (1,370)         (305)     4,058     (2,597)     8,456       (937)     4,922

  Investments...........................     (7,053)      (233)          138     (7,148)      (841)    (7,207)     2,165     (5,883)
                                          ---------  ---------  ------------  ---------  ---------  ---------  ---------  ---------

    Total...............................      1,691     (1,906)         (234)      (449)    (3,701)     2,968      1,193        460
                                          ---------  ---------  ------------  ---------  ---------  ---------  ---------  ---------

Interest expense:

  Deposits..............................       (146)       286           (29)       111      1,595        136         (2)     1,729

  Borrowings............................      1,571         (6)          (15)       550      --         --           666        666
                                          ---------  ---------  ------------  ---------  ---------  ---------  ---------  ---------

    Total...............................      1,425        280           (44)     1,661      1,595        136        664      2,395
                                          ---------  ---------  ------------  ---------  ---------  ---------  ---------  ---------

Net change in net interest income.......  $     266  $  (2,186) $       (190) $  (2,110) $  (5,296) $   2,832  $     529  $  (1,935)
                                          ---------  ---------  ------------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ------------  ---------  ---------  ---------  ---------  ---------

    PROVISION FOR LOAN LOSSES. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is considered to be appropriate based upon loan and loss experience and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under Statement of Financial Accounting Standards ("SFAS") Nos. 114 and 118. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in the amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of September 30, 1997, 100% of the impaired loan balance was measured for impairment based upon the fair value of the loan's collateral. Impairment losses are included in the provision for loan losses. SFAS Nos. 114 and 118 do not apply to large groups of smaller balance homogenous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At September 30, 1997, the Company's impaired loans consisted of smaller balance residential mortgage loans.

    For the years ended September 30, 1997, 1996 and 1995, provisions for loan losses were $40,000, $30,000 and $30,000, respectively. At September 30, 1997, nonaccrual loans for which interest has been fully reserved totaled approximately $818,000. The Company's allowance for loan losses amounted to $1,064,000 or 130.1% of total nonperforming loans and troubled debt restructurings and .51% of total loans receivable.

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

    OTHER OPERATING INCOME. Other operating income amounted to $685,000 for the year ended September 30, 1997, an increase of $2,000 or .3% over the comparable prior fiscal year. The increase reflected additional loan and mortgage prepayment penalty fees as well as increased service charges on automated teller machine transactions that were partially offset by the $70,000 gain on the sale of investments in the prior fiscal year.

    For the year ended September 30, 1996, other operating income increased by $24,000 or 3.6% to $687,000 compared to the prior fiscal year. The increase for fiscal 1996 reflected a $70,000 gain on the sale of an investment as well as increased loan fees and service charges on automated teller machine transactions that was only partially offset by $100,000 of rental income from real estate owned recognized in the prior fiscal year.

    OPERATING EXPENSES. Operating expenses amounted to $14.3 million for the year ended September 30, 1997, an increase of $.1 million or .6% compared to $14.2 million, after adjusting for the $3.7 million SAIF special assessment, for the prior fiscal year. Increased compensation and benefits together with increases in professional fees, other expenses and advertising expense were partially offset by the $.8 million decrease in the annual SAIF deposit insurance premium. Compensation and employee benefits increased $.3 million or 3.2% to $9.4 million from $9.1 million for the year ended September 30, 1996, reflecting increased Employee Stock Ownership Plan ("ESOP") expense of $1.2 million and increased compensation expense of $.3 million, which items were partially offset by decreased pension and other expenses of $1.2 million. Professional fees and other expenses increased $.4 million representing additional legal costs associated with pending and settled litigation and additional proxy contest expenses incurred in connection with the Company's annual meeting. Advertising expense increased by $.1 million reflecting increased advertising and promotion related to the two branch offices opened in late 1996.

    For the year ended September 30, 1996 operating expenses amounted to $17.9 million, an increase of $5.7 million of 46.8% compared to $12.2 million for the prior fiscal year. The SAIF special assessment amounted to $3.7 million of the $5.7 million increase in operating expenses. On September 30, 1996, as part of the omnibus appropriations package signed by the President, the government mandated a special assessment to recapitalize the SAIF, which is part of the FDIC. The special assessment was levied against all saving institutions in the country with deposits insured by the SAIF. The Association's deposit insurance premiums were significantly reduced as a result of this recapitalization legislation, as the annual deposit insurance premiums were reduced from $.23 for every $100 of deposits to $.064 for every $100 of deposits beginning January 1, 1997.

    Excluding the $3.7 million SAIF special assessment, operating expenses amounted to $14.2 million, an increase of $2.0 million or 16.5% compared to the prior fiscal year. Compensation and employee benefits increased $1.6 million or 21.8% to $9.1 million from $7.5 million for the year ended September 30, 1995. The substantial portion of this increase resulted from additional expenses associated with the Company's ESOP of $.6 million, Recognition and Retention Plan of $.3 million and supplemental pension plan of $.6 million. During fiscal 1996, the Company terminated a defined benefit pension plan and the related supplemental pension plan. The termination resulted in an aggregate $1.1 million of expense for these plans in fiscal 1996, which costs were not incurred in fiscal 1997. As an additional cost savings measure, the Company also eliminated all bonuses to senior management in fiscal 1996. Professional fees and other expenses increased $.4 million representing additional proxy contest expense incurred in connection with the Company's annual meeting, costs associated with pending litigation, and additional professional fees incurred as a result of being a public reporting company.

    INCOME TAXES. For the years ended September 30, 1997, 1996 and 1995, the Company incurred income tax expense of $3.1 million, $2.9 million and $5.2 million, respectively. The changes in income tax expense in each of the fiscal years generally follows the change in income before income taxes as well as, for fiscal 1996, additional state income tax expense. For additional information regarding income tax expense, refer to Note 11 of Notes to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

    The Association's primary sources of funds are deposits, repayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments, as well as advances from the Federal Home Loan Bank and funds provided from operations. While scheduled loan and mortgage-backed securities repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Association manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. In addition, the Association invests in short-term interest-earning assets which provide liquidity to meet lending requirements. The Association also utilizes other borrowing sources, principally advances from the Federal Home Loan Bank of New York. During the year ended September 30, 1997 the Association's Board of Directors provided management with the authority to borrow up to $150 million from the Federal Home Loan Bank of New York.

    Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, U.S. Treasury, U.S. Government agencies and other qualified investments. On a longer-term basis, the Association maintains a strategy of investing in various mortgage-backed securities and other investment securities and lending products. During the year ended September 30,

1997, the Association used its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan and mortgage-backed securities commitments and maintain an increasing portfolio of mortgage-backed securities. At September 30, 1997, the total approved loan commitments outstanding amounted to $8.6 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1997 totaled $267.8 million. Management of the Association believes that the Association has adequate resources, including principal prepayments and repayments of loans and mortgage-backed securities and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Association.

    The Association is required by the Office of Thrift Supervision ("OTS") to maintain average daily balances of liquid assets and short-term liquid assets as defined in amounts equal to 5% and 1%, respectively, of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayments of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Association's average monthly liquidity ratio and short-term liquid assets for September 30, 1997 was 42.8% and 8.4%, respectively. The monthly liquidity ratio includes mortgage-backed securities with maturities due within five years.

    The OTS requires that the Company meet minimum regulatory tangible, core and risk-based capital requirements. The Company is required to maintain tangible capital equal to at least 1.5% of its adjusted total assets, core capital equal to at least 3% of its adjusted total assets and total capital equal to at least 8% of its risk-weighted assets. At September 30, 1997 the Company exceeded all regulatory capital requirements. At such date, the Company had tangible capital equal to 17.3% of adjusted total assets, core capital equal to 17.3% of adjusted total assets and total capital equal to 61.5% of risk-weighted assets.

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

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No.128, Earnings Per Share which is effective for periods ending after December 15, 1997 with prior periods presented being restated. This statement changes the method for calculating earnings per share. The Company has not completed an analysis of the impact of adopting this statement; however, the Company will adopt this statement for the period ending December 31, 1997. In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which requires an entity to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders' equity. Also in June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for years beginning after December 15, 1997. This statement requires an entity to disclose financial information in a manner consistent to internally used information and requires more detailed disclosure of operating and reporting segments than are currently in practice. Management has not completed an analysis of the impact the adoption of these statements will have on the Company's consolidated financial condition and results of operations.

INDEPENDENT AUDITORS' REPORT

To the Audit Committee of
  IBS Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of IBS Financial Corp. and subsidiaries (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of IBS Financial Corp. and subsidiaries at September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
October 30, 1997

IBS FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 1997 AND 1996
(Dollars in Thousands)

ASSETS                                                                                         1997        1996
------------------------------------------------------------------------------------------  ----------  ----------
Cash and cash equivalents.................................................................  $   15,811  $   12,466
Investment securities held to maturity (estimated fair value 1997--$27,859;
  1996--$26,724)..........................................................................      27,859      26,712
Investment securities available for sale (amortized cost 1996--$48,194)...................      --          48,337
Mortgage-backed securities held to maturity (estimated fair value 1997-- $332,713;
  1996--$285,831).........................................................................     326,869     285,267
Mortgage-backed securities available for sale (amortized cost 1997--$133,920;
  1996--$165,485).........................................................................     136,430     166,994
Loans receivable (net of allowance for loan losses 1997--$1,064; 1996--$1,024)............     210,008     185,031
Accrued interest receivable:
  Loans...................................................................................       1,699         872
  Mortgage-backed securities..............................................................       2,015       2,682
  Investments.............................................................................         103         965
Federal Home Loan Bank stock--at cost.....................................................       6,075       4,590
Office properties and equipment--net......................................................       6,782       6,084
Prepaid expenses and other assets.........................................................       1,100       2,051
                                                                                            ----------  ----------
TOTAL ASSETS..............................................................................  $  734,751  $  742,051
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits................................................................................  $  567,375  $  571,366
  FHLB advances...........................................................................      34,319      18,792
  Advances from borrowers for taxes and insurance.........................................       2,303       2,218
  Accounts payable and accrued expenses...................................................       2,735       5,391
                                                                                            ----------  ----------
    Total liabilities.....................................................................     606,732     597,767
                                                                                            ----------  ----------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 8)

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, authorized 25,000,000
    shares; issued 11,609,723 shares......................................................         116         116
  Additional paid-in capital..............................................................     113,203     113,432
  Common stock acquired by ESOP and MRP...................................................      (8,941)    (11,097)
  Treasury stock- at cost; 1997--660,396 shares; 1996--855,256 shares.....................     (10,238)    (12,104)
  Net unrealized gains on securities available for sale, net of taxes.....................       1,631       1,045
  Retained earnings--substantially restricted.............................................      32,248      52,892
                                                                                            ----------  ----------
    Total stockholders' equity............................................................     128,019     144,284
                                                                                            ----------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................................................  $  734,751  $  742,051
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    See notes to consolidated financial statements.

IBS FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
(Dollars in Thousands Except Per Share Data)

                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
INTEREST INCOME:
  Interest on loans..............................................................  $  15,399  $  12,758  $  11,337
  Interest on mortgage-backed securities.........................................     32,284     28,226     23,304
  Interest and dividends on investments..........................................      4,020     11,168     17,051
                                                                                   ---------  ---------  ---------
     Total interest income.......................................................     51,703     52,152     51,692
                                                                                   ---------  ---------  ---------
INTEREST EXPENSE:
  Deposits.......................................................................     26,864     26,753     25,024
  Borrowings.....................................................................      2,216        666      --
                                                                                   ---------  ---------  ---------
     Total interest expense......................................................     29,080     27,419     25,024
                                                                                   ---------  ---------  ---------

NET INTEREST INCOME..............................................................     22,623     24,733     26,668

PROVISION FOR LOAN LOSSES........................................................         40         30         30
                                                                                   ---------  ---------  ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES..............................     22,583     24,703     26,638
                                                                                   ---------  ---------  ---------
OTHER OPERATING INCOME:
  Loan fees and late charges.....................................................        409        360        259
  Other income...................................................................        276        327        404
                                                                                   ---------  ---------  ---------
     Total other operating income................................................        685        687        663
                                                                                   ---------  ---------  ---------
OTHER EXPENSES:
  Compensation and employee benefits.............................................      9,409      9,116      7,483
  Federal insurance premiums.....................................................        529      1,300      1,346
  SAIF assessment................................................................      --         3,700      --
  Occupancy and equipment--net...................................................      1,163      1,134      1,141
  Professional fees..............................................................        905        759        486
  Advertising and promotion......................................................        506        425        467
  Data processing................................................................        468        442        430
  Other operating expenses.......................................................      1,341      1,055        862
                                                                                   ---------  ---------  ---------
     Total other expenses........................................................     14,321     17,931     12,215
                                                                                   ---------  ---------  ---------
INCOME BEFORE INCOME TAXES.......................................................      8,947      7,459     15,086

INCOME TAXES.....................................................................      3,141      2,922      5,166
                                                                                   ---------  ---------  ---------
NET INCOME.......................................................................  $   5,806  $   4,537  $   9,920
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
EARNINGS PER SHARE...............................................................  $    0.54  $    0.37  $    0.73
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    See notes to consolidated financial statements.

IBS FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
(Dollars in Thousands)

                                                        COMMON                     NET
                                                         STOCK                  UNREALIZED
                                          ADDITIONAL  ACQUIRED BY             GAINS (LOSSES)                TOTAL
                           COMMON          PAID-IN       ESOP      TREASURY       ON AFS      RETAINED   STOCKHOLDERS'
                            STOCK          CAPITAL      AND MRP      STOCK      SECURITIES    EARNINGS      EQUITY
                     -------------------  ----------  -----------  ---------  --------------  ---------  ------------
BALANCE, OCTOBER 1,
  1994.............          $--          $   --       $  --       $  --       $    --        $  57,594   $   57,594

Sale of 11,609,723
  shares of common
  stock, $.01 par
  value (net of
  cost $2,919).....          116             113,062      --          --            --           --          113,178

ESOP debt..........          --               --          (9,288)     --            --           --           (9,288)

Payments on ESOP
  debt.............          --               --           1,063      --            --           --            1,063

Market adjustment--
  ESOP shares
  released.........          --                  197      --          --            --           --              197

Purchase of MRP
  stock............          --               --          (6,085)     --            --           --           (6,085)

MRP earned.........          --               --             872      --            --           --              872

Treasury stock
  purchased........          --               --          --          (7,751)       --           --           (7,751)

Cash dividends
  ($0.12 per
  share)...........          --               --          --          --            --           (1,651)      (1,651)

Net income.........          --               --          --          --            --            9,920        9,920
                         ----------       ----------  -----------  ---------  --------------  ---------  ------------
BALANCE, SEPTEMBER
  30, 1995.........          116             113,259     (13,438)     (7,751)       --           65,863      158,049

Payments on ESOP
  debt.............          --               --           1,147      --            --           --            1,147

Market adjustment--
  ESOP shares
  released.........          --                  388      --          --            --           --              388

MRP earned.........          --               --           1,194      --            --           --            1,194

Treasury stock
  purchased........          --               --          --         (19,830)       --           --          (19,830)

Cash dividends
  ($0.20 per
  share)...........          --               --          --          --            --           (2,317)      (2,317)

10% stock dividend           --             (180)         --        15,371          --          (15,191)        --

Unrealized gain on
  transfer of
  securities from
  held to maturity
  to available for
  sale, net of
  income tax.......          --               --          --          --              3,149      --            3,149

Unrealized loss on
  securities
  available for
  sale, net of
  income taxes.....          --               --          --          --             (2,104)     --           (2,104)

Stock option
  exercised........          --                  (35)     --             106        --           --               71

Net income.........          --               --          --          --            --            4,537        4,537
                         ----------       ----------  -----------  ---------  --------------  ---------  ------------
BALANCE, SEPTEMBER
  30, 1996.........          116             113,432     (11,097)    (12,104)         1,045      52,892      144,284

Payments on ESOP
  debt.............          --               --             946      --            --           --              946

Market adjustment--
  ESOP shares
  released.........          --                  894      --          --            --           --              894

MRP earned.........          --               --           1,210      --            --           --            1,210

Treasury stock
  purchased........          --               --          --         (21,110)       --           --          (21,110)

Cash dividends
  ($0.54 per
  share)...........          --               --          --          --            --           (5,272)      (5,272)

15% stock dividend           --                 (836)     --          22,014        --          (21,178)

Unrealized gain on
  securities
  available for
  sale, net of
  income taxes.....          --               --          --          --                586      --              586

Stock option
  exercised........          --                 (287)     --             962        --           --              675

Net income.........          --               --          --          --            --            5,806        5,806
                         ----------       ----------  -----------  ---------  --------------  ---------  ------------
BALANCE, SEPTEMBER
  30, 1997.........         $116            $113,203      $(8,941)  $(10,238)         $1,631    $32,248      $128,019
                         ----------       ----------  -----------  ---------  --------------  ---------  ------------
                         ----------       ----------  -----------  ---------  --------------  ---------  ------------

    See notes to consolidated financial statements.

IBS FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
(Dollars in Thousands)

                                                                                    1997        1996        1995
                                                                                  ---------  ----------  ----------
OPERATING ACTIVITIES:
  Net income....................................................................  $   5,806  $    4,537  $    9,920
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for depreciation and amortization.................................        370         374         391
    Provision for loan loss.....................................................         40          30          30
    Market adjustment on ESOP...................................................        894         388         197
    MRP earned..................................................................      1,210       1,194         872
    Deferred income taxes.......................................................      1,604        (778)       (272)
    Changes in assets and liabilities which provided (used) cash:
      Accrued interest receivable...............................................        702       2,545      (1,823)
      Prepaid expenses and other assets.........................................        951          83       1,385
      Accounts payable and accrued expenses.....................................     (2,656)      3,598         256
                                                                                  ---------  ----------  ----------
        Net cash provided by operating activities...............................      8,921      11,971      10,956
                                                                                  ---------  ----------  ----------
INVESTING ACTIVITIES:
  Principal repayments of:
  Loans receivable..............................................................     24,539      22,728      15,192
  Mortgage-backed securities held to maturity...................................     38,475      44,862      35,710
  Mortgage-backed securities available for sale.................................     31,660      33,916      --
Purchases of:
  Investments held to maturity..................................................    (30,000)   (303,648)   (640,701)
  Investments available for sale................................................     --             (10)     --
  Mortgage-backed securities held to maturity...................................    (81,949)   (217,606)   (164,300)
Proceeds from:
  Maturity of investments held to maturity......................................     28,853     455,099     688,851
  Maturity of investments available for sale....................................     48,095       5,000      --
Loans originated or acquired....................................................    (49,556)    (70,196)    (16,818)
Proceeds from loans sold........................................................     --           4,188      --
Purchase of Federal Home Loan Bank stock........................................     (1,485)       (918)     (1,068)
Proceeds from sale of real estate owned.........................................     --          --           1,252
Proceeds from sale of investments...............................................     --           9,998      --
Purchase of property and equipment..............................................     (1,068)       (213)       (543)
                                                                                  ---------  ----------  ----------
    Net cash provided by (used in) investing activities.........................      7,564     (16,800)    (82,425)
                                                                                  ---------  ----------  ----------
FINANCING ACTIVITIES:
  Net (decrease) increase in deposits...........................................     (3,991)      6,456     (38,170)
  Net increase in advances from borrowers for taxes and insurance...............         85         434         129
  Advances from FHLB............................................................     21,000      20,000      --
  Repayment of FHLB advances....................................................     (5,473)     (1,208)     --
  Cash dividends paid...........................................................     (5,272)     (2,317)     (1,651)
  Proceeds from the sale of stock, net of ESOP shares acquired..................     --          --         103,890
  Payments on ESOP debt.........................................................        946       1,147       1,063
  Treasury stock acquired.......................................................    (21,110)    (19,830)     (7,751)
  Unearned MRP shares acquired..................................................     --          --          (6,085)
  Stock options exercised.......................................................        675          71      --
                                                                                  ---------  ----------  ----------
  Net cash (used in) provided by financing activities...........................    (13,140)      4,753      51,425
                                                                                  ---------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............................      3,345         (76)    (20,044)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR....................................     12,466      12,542      32,586
                                                                                  ---------  ----------  ----------
CASH AND CASH EQUIVALENTS, END OF YEAR..........................................  $  15,811  $   12,466  $   12,542
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
  Interest on deposits..........................................................  $  28,624  $   27,345  $   25,025
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
  Income taxes..................................................................  $   1,134  $    3,275  $    4,345
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES--Transfers
  from loans to real estate owned...............................................  $     150  $       56  $   --
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------

    See notes to consolidated financial statements.

IBS FINANCIAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
(Dollars in Thousands)

1.  NATURE OF OPERATIONS

    IBS Financial Corp. and subsidiaries (the "Company") is a New Jersey Corporation organized in June 1994 for the purpose of acquiring all the capital stock of Inter-Boro Savings and Loan Association (the "Association") issued in the conversion of the Association to stock form (the "Conversion") which was completed on October 13, 1994 (see Note 17).

    The Association is a New Jersey chartered stock savings and loan with ten branch offices in Camden, Burlington and Gloucester counties. The Association is principally in the business of attracting deposits through its branch offices and investing those deposits together with funds from borrowings and operations primarily in single-family residential loans. The Company and the Association are supervised and regulated by the New Jersey Banking Department, the Office of Thrift Supervision, and the Federal Deposit Insurance Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation--The consolidated financial statements of the Company have been prepared on the basis of generally accepted accounting principles.

    Principles of Consolidation--The consolidated financial statements include the accounts of IBS Financial Corp. and its wholly owned subsidiaries, IBS Investment Corporation, Inter-Boro Savings and Loan Association, and its wholly owned subsidiary, IBS Delaware Investment Corp. All significant intercompany accounts and transactions have been eliminated.

    Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The most significant estimates and assumptions in the Company's consolidated financial statements affect the allowance for loan losses. Actual results could differ from those estimates.

    Investment and Mortgage-Backed Securities--The Company accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company classifies debt and equity securities at the date of purchase as follows:

      Held to Maturity--Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discount. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

      Available for Sale--Debt and equity securities that will be held for an indefinite period of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available for sale. These assets are carried at their estimated fair value, which management has determined to be market value. Market value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of stockholders' equity until realized. Realized gains and losses on the sale of investment and mortgage-backed securities classified as available for sale are reported in the consolidated statement of income and are determined using the adjusted cost of the specific security sold.

    During 1995, the Financial Accounting Standards Board ("FASB") issued a Special Report, A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities--Questions and Answers (the "Q&A Guide"). In December 1995, in accordance with the provision of the Q&A Guide, the Company transferred certain securities with an aggregate amortized cost of $199,401 from the classification of held to maturity to available for sale.

    Real Estate Owned--Real estate owned is initially recorded at the lower of carrying value of the loan or fair value at the date of foreclosure less costs to dispose. Costs relating to the development and improvement of property are capitalized, and those relating to holding the property are charged to expense.

    Office Properties and Equipment--Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives (3-40 years) of the assets. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

    Allowances for Loan Losses--Allowances for loan losses primarily include charges to reduce the recorded balances of loans receivable. The charges can represent a general reserve on the entire loan portfolio or specific reserves for individual loans.

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

    The Company accounts for impaired loans in accordance with SFAS Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. The Company values impaired loans using the fair value of the collateral. Any reserves determined under SFAS No. 114 would be included with the allowances for loan losses.

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

    Income Recognition on Loans--Interest on loans is credited to income when earned. Accrual of loan interest is discontinued and a reserve established on existing accruals if management believes that after considering economic and business conditions and collection efforts, the borrowers' financial condition is such that collection of interest is doubtful.

    Deferred Loan Fees--The Company defers all loan origination fees net of certain direct loan origination costs, and recognizes fees by accretion into income as a yield adjustment over the life of the loan using the interest method.

    Mortgage Banking Activity-The Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, effective for transactions occurring on or after January 1, 1997. This statement requires an entity which sells loans with servicing retained to assess the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period of estimated net servicing income or net servicing loss, as appropriate. Assessment of the fair value of the retained interest is performed on an ongoing basis. The adoption of this statement did not have a material impact on the Company's consolidated financial condition or results of operations.

    Earnings Per Share--For the years ended September 30, 1997 and 1996, earnings per share is based on net income divided by the weighted-average number of shares outstanding plus the common stock equivalents. For the year ended September 30, 1995, earnings per share is based on income from October 13, 1994 (the date of the initial public offering) through September 30, 1995 of $9,679 divided by the weighted-average number of shares and common stock equivalents outstanding during the period. Weighted-average shares plus common stock equivalents for the years ended September 30, 1997, 1996 and 1995 are 10,681,591, 12,050,717, and 13,267,148, respectively.
    Weighted-average shares outstanding have been restated for the March 1996 10% stock dividend and the May 1997 15% stock dividend.

    Income Taxes--The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Also under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

    Cash and Cash Equivalents--For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, and federal funds sold with original maturities of less than 90 days.

    Stock Options--Effective October 1, 1995, the Company adopted SFAS No. 123, Accounting for Stock Based Compensation, which allows an entity to choose between the intrinsic value method, as defined in Accounting Principles Board Opinion No. 25, and the fair value method of accounting for stock based compensation described in SFAS No. 123. An entity using the intrinsic value method must show the pro-forma net income and earnings per share as if the stock based compensation had been determined using the fair value method. The Company continues to account for stock based compensation using the intrinsic value method and has recognized no compensation expense under this method.

    New Accounting Standards Issued But Not Yet Adopted--In February of 1997, the FASB issued SFAS No. 128, Earnings Per Share which is effective for periods ending after December 15, 1997 with prior periods presented being restated. This statements changes the method for calculating earnings per share. The Company has not completed an analysis of the impact of adopting this statement; however, the Company will adopt this statement for the period ending December 31, 1997.
    In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which requires an entity to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders' equity. Also in June 1997 the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information which is effective for years beginning after December 15, 1997. This statement requires an entity to disclose financial information in a manner consistent to internally used information and requires more detailed disclosures of operating and reporting segments than are currently in practice. Management has not completed an analysis of the impact the adoption of these statements will have on the Company's consolidated financial condition or results of operations.

3.  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents at September 30, 1997 and 1996 consist of the following:

                                                                                   1997       1996

    Cash and amounts due from banks                                            $  13,301  $   4,966
    Federal funds--CoreStates                  (Interest rate, 1997--6.25%;
                                                1996-- 5.625%)                     2,510      7,500
                                                                               ---------  ---------
    Total                                                                      $  15,811  $  12,466
                                                                               ---------  ---------
                                                                               ---------  ---------

4. INVESTMENT SECURITIES

    A comparison of amortized cost and estimated fair value of investment securities is as follows:

                                                                                       HELD TO MATURITY
                                                                                      SEPTEMBER 30, 1997
                                                                    ------------------------------------------------------
                                                                                                                ESTIMATED
                                                                     AMORTIZED    UNREALIZED     UNREALIZED       FAIR
                                                                       COST          GAIN           LOSS          VALUE
                                                                    -----------  -------------  -------------  -----------
Term and other deposits in the Federal
Home Loan Bank (due within one year)..............................   $  27,859     $  --          $  --         $  27,859
                                                                    -----------    -----------    -----------   -----------
                                                                    -----------    -----------    -----------   -----------

                                                                                   HELD TO MATURITY
                                                                                  SEPTEMBER 30, 1996
                                                                       -----------------------------------------
                                                                                                      ESTIMATED
                                                           AMORTIZED    UNREALIZED     UNREALIZED       FAIR
                                                             COST          GAIN           LOSS          VALUE
                                                          -----------  -------------  -------------  -----------
U.S. Government obligations.............................   $   2,800     $      12      $  --         $   2,812
Term and other deposits in the Federal
Home Loan Bank..........................................      23,912        --             --            23,912
                                                          -----------    ----------     ----------      ---------
Total...................................................   $  26,712     $      12      $  --         $  26,724
                                                          -----------    ----------     ----------      ---------
                                                          -----------    ----------     ----------      ---------


                                                                                       AVAILABLE FOR SALE
                                                                                       SEPTEMBER 30, 1996
                                                                    ------------------------------------------------------
                                                                                                                ESTIMATED
                                                                     AMORTIZED    UNREALIZED     UNREALIZED       FAIR
                                                                       COST          GAIN           LOSS          VALUE
                                                                    -----------  -------------  -------------  -----------
U.S. Government obligations.......................................   $  48,194     $     143      $  --         $  48,337
                                                                    -----------    -----------    -----------   ----------
                                                                    -----------    -----------    -----------   ----------


5. MORTGAGE-BACKED SECURITIES

    Mortgage-backed securities at September 30, 1997 and 1996 consisted of the following:

                                                                                    HELD TO MATURITY
                                                                                    SEPTEMBER 30, 1997
                                                                   ------------------------------------------------
                                                                                                         ESTIMATED
                                                                   AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                                      COST        GAIN         LOSS        VALUE
                                                                   ----------  -----------  -----------  ----------
FNMA pass-through certificates...................................  $   35,723   $      25    $    (266)  $   35,482
GNMA pass-through certificates...................................      96,597       6,091       --          102,688
FHLMC pass-through certificates..................................     193,875         858         (846)     193,887
Private pass-through certificates (noninsured)...................         674      --              (18)         656
                                                                   ----------  -----------  -----------  ----------
Total............................................................  $  326,869   $   6,974    $  (1,130)  $  332,713
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------

                                                                                    AVAILABLE FOR SALE
                                                                                    SEPTEMBER 30, 1997
                                                                   --------------------------------------------------
                                                                                                           ESTIMATED
                                                                   AMORTIZED   UNREALIZED    UNREALIZED       FAIR
                                                                      COST        GAIN          LOSS         VALUE
                                                                   ----------  -----------  -------------  ----------
FNMA pass-through certificates...................................  $    8,744   $     227     $  --        $    8,971
GNMA pass-through certificates...................................      13,239       1,846           (21)       15,064
FHLMC pass-through certificates..................................     111,937         458        --           112,395
                                                                   ----------  -----------     ---------   ----------
Total............................................................  $  133,920   $   2,531     $     (21)   $  136,430
                                                                   ----------  -----------    ----------   ----------
                                                                   ----------  -----------    ----------   ----------

                                                                                   HELD TO MATURITY
                                                                                  SEPTEMBER 30, 1996
                                                                   ------------------------------------------------
                                                                                                         ESTIMATED
                                                                   AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                                      COST        GAIN         LOSS        VALUE
                                                                   ----------  -----------  -----------  ----------
FNMA pass-through certificates...................................  $   29,082   $  --        $    (832)  $   28,250
GNMA pass-through certificates...................................     115,903       5,718          (63)     121,558
FHLMC pass-through certificates..................................     139,556         227       (4,465)     135,318
Private pass-through certificates (noninsured)...................         726      --              (21)         705
                                                                   ----------  -----------  -----------  ----------
Total............................................................  $  285,267   $   5,945    $  (5,381)  $  285,831
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------

                                                                                  AVAILABLE FOR SALE
                                                                                  SEPTEMBER 30, 1996
                                                                   ------------------------------------------------
                                                                                                         ESTIMATED
                                                                   AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                                      COST        GAIN         LOSS        VALUE
                                                                   ----------  -----------  -----------  ----------
FNMA pass-through certificates...................................  $   12,043   $     343    $  --       $   12,386
GNMA pass-through certificates...................................      15,509         220       --           15,729
FHLMC pass-through certificates..................................     137,933       1,325         (379)     138,879
                                                                   ----------  -----------       -----   ----------
Total............................................................  $  165,485   $   1,888    $    (379)  $  166,994
                                                                   ----------  -----------       -----   ----------
                                                                   ----------  -----------       -----   ----------

    Mortgage-backed securities with a carrying value of $3,270 and $2,800 were pledged as collateral for public funds on deposit and treasury tax and loan processing at September 30, 1997 and 1996, respectively.

6. LOANS RECEIVABLE

    Loans receivable at September 30, 1997 and 1996 consist of the following:

                                                                             1997        1996
                                                                          ----------  ----------
Mortgage loans (1-4 residential loans)..................................  $  184,498  $  164,717
Construction loan.......................................................         261       1,256
Loans on savings accounts...............................................       2,486       2,472
Commercial real estate loans............................................      24,568      19,548
Consumer loans..........................................................       1,234         813
                                                                          ----------  ----------
    Total...............................................................     213,047     188,806
Less:
  Deferred loan fees....................................................      (1,897)     (1,572)
  Allowance for loan losses.............................................      (1,064)     (1,024)
  Loans in process......................................................         (78)     (1,179)
                                                                          ----------  ----------
Total...................................................................  $  210,008  $  185,031
                                                                          ----------  ----------
                                                                          ----------  ----------

    At September 30, 1997 and 1996, the Company had outstanding commitments to purchase and originate fixed rate (ranging from 6.625% to 7.625%) mortgage loans totaling $8,576 and $6,544, respectively. All commitments are expected to be funded within 12 months. The Company uses the same credit policies in extending commitments as it does for loans.

    The Company originates and purchases both adjustable and fixed interest rate loans and mortgage-backed securities. At September 30, 1997, the composition of these loans and mortgage-backed securities are $416,975 at fixed interest rates and $65,785 at adjustable interest rates.

    The adjustable rate loans and mortgage-backed securities have interest rate adjustment limitations and are generally indexed to the one-year U.S. Treasury Note rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Association pays on the short-term deposits that have been primarily utilized to fund these loans.

    Certain directors and executive officers of the Company have loans with the Company. Such loans were made in the ordinary course of business at the Company's normal credit terms, including interest rate and collateralization, and do not represent more than a normal risk of collection. Total loans to these individuals at September 30, 1997 and 1996 are summarized as follows:

                                                                                                      1997       1996
                                                                                                    ---------  ---------
Balance, beginning of year........................................................................  $     212  $     216
New loans made during year........................................................................          6          3
Repayments........................................................................................         (8)        (7)
                                                                                                    ---------  ---------
Balance, end of year..............................................................................  $     210  $     212
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

    Most of the Company's activity is with customers located within the state of New Jersey; therefore, the Company is lending subject to a concentration of credit risk as it relates to this economic sector.

    Changes in the allowance for loan losses were as follows:

                                                                                            YEAR ENDED SEPTEMBER 30,
                                                                                         -------------------------------
                                                                                           1997       1996       1995
                                                                                         ---------  ---------  ---------
Balance, beginning of year.............................................................  $   1,024  $     994  $     530
Provision for loan losses..............................................................         40         30         30
Recoveries.............................................................................     --         --            434
                                                                                         ---------  ---------  ---------
Balance, end of year...................................................................  $   1,064  $   1,024  $     994
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------

    The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of potential losses in the current loan and lease portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. At September 30, 1997, the Association has no loans considered impaired under SFAS No. 114.

    Nonperforming loans (which include loans in excess of 90-day delinquency) at September 30, 1997, 1996 and 1995 amounted to approximately $818, $827 and $663, respectively. The reserve for delinquent interest on loans totaled $40, $58 and $49 at September 30, 1997, 1996 and 1995, respectively.

7. MORTGAGE BANKING ACTIVITIES

    At September 30, 1997, 1996 and 1995, the Company was servicing loans for others amounting to approximately $1,687, $1,718 and $5,045, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

8. OFFICE PROPERTIES AND EQUIPMENT

    Office properties and equipment at September 30, 1997 and 1996 are summarized as follows:


                                                                                                   1997       1996
                                                                                                 ---------  ---------
Land and buildings.............................................................................  $   9,926  $   9,009
Furniture and equipment........................................................................      2,140      1,990
Leasehold improvements.........................................................................        111        110
                                                                                                 ---------  ---------
    Total......................................................................................     12,177     11,109
Accumulated depreciation and amortization......................................................     (5,395)    (5,025)
                                                                                                 ---------  ---------
Net............................................................................................  $   6,782  $   6,084
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    Rental expense under operating leases for certain branch offices amounted to $125, $105 and $92 for the years ended September 30, 1997, 1996 and 1995, respectively. The following is a summary of future minimum lease payments required under the leases:


   YEAR ENDING                     MINIMUM
 SEPTEMBER 30,                  LEASE PAYMENTS
----------------                --------------

1998.........................   $   83
1999.........................       63
2000.........................       48
2001.........................       19
2002.........................       19
                                ------
Total........................   $  232
                                ------
                                ------

9. DEPOSITS

    The major types of savings deposits by weighted interest rates, amounts and the percentages of such types to total savings deposits at September 30, 1997 and 1996 were as follows:

                                                                   1997                                    1996
                                                  --------------------------------------  ---------------------------------------
                                                                               WEIGHTED                                WEIGHTED
                                                                 PERCENTAGE    INTEREST              PERCENTAGE      INTEREST
                                                     AMOUNT       OF TOTAL       RATE      AMOUNT     OF TOTAL         RATE
                                                   ---------    -----------  ----------  ----------  -----------  -----------
Balances by interest rate:
  NOW accounts....................................  $  23,570       4.2%        1.82%    $  23,886      4.2%          1.82%
  Money market deposit accounts...................     63,248      11.2         2.86        70,023     12.2           2.86
  Passbook and club accounts......................     57,638      10.2         2.74        59,323     10.4           2.74

Certificates by maturity:
  Within 1 year...................................    279,693      49.3                    242,804     42.5%
  1 to 3 years....................................    113,242      19.9                    144,369     25.3
  Beyond 3 years..................................     29,570       5.1                     30,600      5.3
                                                    ---------   -------                  ---------   ------
  Total certificates..............................    422,505      74.3         5.55       417,773     73.1           5.41
                                                    ---------   -------      -------    ----------   ------          ------
  Accrued interest on savings.....................        414       0.1                        361      0.1
                                                    ---------   -------                 ----------   ------
Total deposits..................................    $ 567,375     100.0%                $  571,366    100.0%
                                                    ---------   -------                  ---------   ------
                                                    ---------   -------                  ---------   ------


    A summary of interest expense on deposits is as follows:

                                                                                      YEAR ENDED SEPTEMBER 30,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
NOW..............................................................................  $     442  $     460  $     492
MMDA.............................................................................      1,911      2,113      2,586
Passbook and club................................................................      1,589      1,717      1,992
Certificates.....................................................................     22,922     22,463     19,954
                                                                                   ---------  ---------  ---------
Total............................................................................  $  26,864  $  26,753  $  25,024
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

10. ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

    Advances from the Federal Home Loan Bank of New York which are amortizing are as follows:

                                                            SEPTEMBER 30,
                                             INTEREST    --------------------
DUE                                             RATE        1997       1996
------------------------------------------  -----------  ---------  ---------
1999......................................       6.470%  $  10,000  $  --
2001......................................       5.918       7,560      9,275
2001......................................       6.530       8,551     --
2003......................................       6.164       8,208      9,517
                                                         ---------  ---------
                                                         $  34,319  $  18,792
                                                         ---------  ---------
                                                         ---------  ---------

    The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans.

11. INCOME TAXES

    The income tax provision consists of the following:

                                              1997       1996       1995
                                           ---------  ---------  ---------
Current:
  Federal................................  $   1,543  $   3,439  $   4,888
  State..................................         (6)       261        550
                                           ---------  ---------  ---------
    Total current........................      1,537      3,700      5,438
                                           ---------  ---------  ---------
Deferred:
  Federal................................      1,544       (752)      (267)
  State..................................         60        (26)        (5)
                                           ---------  ---------  ---------
    Total deferred.......................      1,604       (778)      (272)
                                           ---------  ---------  ---------
Total income tax provision...............  $   3,141  $   2,922  $   5,166
                                           ---------  ---------  ---------
                                           ---------  ---------  ---------

    The Company's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income taxes for the following reasons:

                                  1997                    1996                     1995
                         ----------------------  ----------------------  ------------------------
                          AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT       PERCENT
                         ---------  -----------  ---------  -----------  ---------   -----------
Tax at federal rate....  $   3,131        35.0%  $   2,611        35.0%  $   5,280         35.0%
Surtax exemption.......        (89)       (1.0)        (75)       (1.0)       (100)        (0.7)
State taxes............         35         0.4         155         2.0         360          2.4
Other..................         64         0.7         231         3.0        (374)        (2.5)
                         ---------         ---   ---------         ---   ---------          ---
Total..................  $   3,141        35.1%  $   2,922        39.0%  $   5,166         34.2%
                         ---------         ---   ---------         ---   ---------          ---
                         ---------         ---   ---------         ---   ---------          ---

    Items that gave rise to significant portions of the deferred tax accounts, which are included in prepaid expenses and other assets at September 30, 1997 and 1996, are as follows:

                                                      1997       1996
                                                    ---------  ---------
Deferred tax assets:
  SAIF special assessment.........................  $  --      $   1,258
  Deferred loan fees..............................        201        293
  Deferred loan costs.............................          2          9
  Supplemental pension............................     --            514
  Accrued interest expense on CDs.................        126         77
  Deferred income.................................        796        445
  Other...........................................     --             93
                                                    ---------  ---------
    Total.........................................      1,125      2,689
                                                    ---------  ---------
Deferred tax liabilities:
  Unrealized gain on investments..................       (878)      (596)
  Allowance for loan loss.........................       (578)      (753)
  Depreciation on office property and equipment...       (868)      (762)
  Supplemental pension............................        (78)    --
  Other...........................................        (32)    --
                                                    ---------  ---------
    Total.........................................     (2,434)    (2,111)
                                                    ---------  ---------
Net deferred tax (liability) asset................    $(1,309) $     578
                                                    ---------  ---------
                                                    ---------  ---------

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

    A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves will be taken into account ratably over a six-year taxable period, beginning with the first taxable year beginning after December 31, 1995. The timing of this recapture may be delayed for a two-year period provided certain residential loan requirements are met. For financial reporting purposes, the Company will not incur any additional tax expense. Amounts which had previously been deferred will be reversed for financial reporting purposes and will be included in the income tax return of the Company, increasing income tax payable. At September 30, 1997, under SFAS No. 109, deferred taxes totaling approximately $800 were provided relating to such difference.

12. REGULATORY CAPITAL REQUIREMENTS

The Association is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measurers of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 1997, that the Association meets all capital adequacy requirements to which it is subject.

As of September 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum tangible, core and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

    September 30, 1997:

                                                                                                     Well Capitalized
                                                                                 Required for          Under Prompt
                                                                               Capital Adequacy      Corrective Action
                                                            Actual                 Purposes             Provisions
                                                     ---------------------  ----------------------  -------------------
                                                       Amount      Ratio     Amount       Ratio      Amount       Ratio
                                                     ----------  ---------  ---------     -----     ---------     -----
Core (Leverage)....................................  $  126,302      17.24% $  21,974       3.0%   $  10,338        5.0%
Tier 1 risk-based..................................     126,302      61.09       N/A        N/A       12,405        6.0
Total risk-based...................................     127,366      61.60     16,540       8.0       20,675       10.0
Tangible...........................................     126,302      17.24     10,987       1.5         N/A         N/A


    September 30, 1996:

                                                                                                    Well Capitalized
                                                                                 Required for         Under Prompt
                                                                               Capital Adequacy     Corrective Action
                                                            Actual                 Purposes            Provisions
                                                     ---------------------  ----------------------  -----------------
                                                       Amount      Ratio     Amount       Ratio      Amount      Ratio
                                                     ----------  ---------  ---------     -----     ---------    -----
Core (Leverage)....................................  $  143,239      19.31% $  22,252       3.0%    $  37,086      5.0%
Tier 1 risk-based..................................     143,239      73.11       N/A        N/A        11,756      6.0
Total risk-based...................................     144,263      73.63     15,675       8.0        19,594     10.0
Tangible...........................................     143,239      19.31     11,126       1.5          N/A       N/A


13. PENSION PLANS

The Company terminated the defined benefit retirement plan effective September 1, 1996. The assets were distributed to participants on a pro rata basis in April 1997. Total pension expense for the years ended September 30, 1997 and 1996 was $43 and $334, respectively.

The net periodic pension cost for the year ended September 30, 1995 included the following components:

                                                                                                    1995
                                                                                                 ---------
  Service cost, benefits earned during the year..............................................    $   195
  Interest cost on projected benefit obligation..............................................        266
  Actual return on plan assets...............................................................       (226)
  Amortization of unrecognized net assets and other deferred amounts, net....................         16
                                                                                                 ---------
  Net periodic pension cost..................................................................    $   251
                                                                                                 ---------
                                                                                                 ---------

In determining the projected benefit obligation, the assumed discount rate for each of the two years ended September 30, 1995 was 7.5%. The weighted average rate of increase in compensation was 5%. The expected long-term rate of return on assets used in determining net periodic pension cost was 7.5%.

The Company also terminated a Supplemental Executive Retirement Plan effective September 1, 1996. Total expense for the years ended September 30, 1997 and 1996 was $0 and $824, respectively.

14. EMPLOYEE STOCK OWNERSHIP PLAN AND RECOGNITION AND RETENTION PLAN

In connection with the Conversion, the Company established an ESOP for the benefit of eligible employees. The Company purchased 928,777 shares (1,174,902 shares restated for the 10% and 15% stock dividend paid in March 1996 and May 1997, respectively,) of common stock on behalf of the ESOP in the Conversion. At September 30, 1997 and 1996, 85,794 and 77,994 shares of the total ESOP shares were committed to be released with 323,635 and 137,638 shares allocated to participants, respectively. The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans, which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity as additional paid-in capital. During 1997 and 1996, the differential aggregated $894 and $388, respectively. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. Employers with internally leveraged ESOP's, such as the Company, do not report the loan receivable from the ESOP as an asset, and do not report the ESOP debt owed to the employer as a liability. The Company recorded compensation and employee benefit expense related to the ESOP of $3,129 and $1,901 for the years ended September 30, 1997 and 1996, respectively.

At the Company's annual meeting of stockholders held on January 19, 1995, the Recognition and Retention Plan and Trust (the "MRP") was approved by the Company's stockholders. The MRP purchased 464,388 shares (587,451 shares restated for the 10% and 15% stock dividend paid in March 1996 and May 1997, respectively,) in the open market at an aggregate cost of $6,085 and all shares available under the MRP have been awarded to the Company's Board of Directors and the Association's executive officers and other key employees.

At September 30, 1997 and 1996, respectively, the net deferred cost of the unearned MRP shares amounted to $3,681 and $4,891 and is recorded as a charge against stockholders' equity. Compensation expense will be recognized over the five-year vesting period for shares awarded. The Company recorded compensation and employee benefit expense related to the MRP of $1,210 and $1,194 for the years ended September 30, 1997 and 1996, respectively.

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

A summary of transactions under the plan, with all amounts are restated for the stock dividends issued in March 1996 and May 1997, respectively, for the years ended September 30, 1997, 1996 and 1995 follows.

                                                                                                     Weighted
                                                                                                 Average Exercise
                                                                     Number of   Exercise Price        Price
                                                                       Shares      Per Share         Per Share
                                                                     ----------  --------------  -----------------
 Outstanding at October 1,1994
   Granted.........................................................   1,283,027  $  8.20- 11.27      $    8.27
   Exercised.......................................................      --            --                  --
   Expired.........................................................      --            --                  --
                                                                     ----------  --------------
 Outstanding at September 30, 1995.................................   1,283,027        --                 8.27
   Granted.........................................................      35,342    12.06--12.61          12.09
   Exercised.......................................................      (8,575)           8.20           8.20
   Expired.........................................................      --            --                  --
                                                                     ----------  --------------
 Outstanding at September 30, 1996.................................   1,309,794                           8.60
   Granted.........................................................      43,979    13.48--15.00          13.86
   Exercised.......................................................     (71,923)           8.20           8.20
   Expired........................................................      --            --                   --
                                                                     ----------  --------------
 Outstanding at September 30, 1997.................................   1,281,850  $  8.20- 15.00           8.56
                                                                     ----------  --------------
                                                                     ----------  --------------

The following table summarizes stock options outstanding at September 30, 1997:

                                                                   Number of   Weighted Average
                                                                    Options        Remaining      Weighted Average
  Range of Exercise Price                                         Outstanding  Contractual Life    Exercise Price
  -----------------------                                         -----------  -----------------  -----------------
   $8.20........................................................   1,177,229            8.00          $    8.20
   $11.27-12.61.................................................      60,642            8.60              11.72
   $13.48.......................................................      33,054           10.00              13.48
   $15.00.......................................................      10,925           10.00              15.00
                                                                  -----------
                                                                   1,281,850            8.11          $    8.56
                                                                  -----------          -----              -----
                                                                  -----------

The Company accounts for stock based compensation using the intrinsic value method and has recognized no compensation under the method. SFAS No. 123 permits the use of the intrinsic value method;

however, requires the Company to disclose the pro-forma net income and earnings per share as if the stock based compensation had been accounted for using the fair value method. Had the compensation costs for the Company's stock option plan been determined based on the fair value method, the Company's net income and earnings per share would have been reduced to the pro-forma amounts indicated below:

                                                                          Years Ended
                                                                         September 30,
                                                                      --------------------
                                                                        1997       1996
                                                                      ---------  ---------
  Net Income                                           As reported    $   5,806  $   4,537
                                                       Pro-forma          5,692      4,477

  Earnings per Share                                   As reported         0.54       0.37
                                                       Pro-forma           0.53       0.36

  Weighted average fair value of options granted.                          4.61       4.52

Significant assumptions used to calculate the above fair value of the options granted are as follows:

                                                                                            1997          1996
                                                                                        ------------  ------------
  Risk-free interest rate of return................................................          6.54%         5.97%
  Expected option life.............................................................     60 months     60 months
  Expected volatility..............................................................            37%           37%
  Expected dividends...............................................................           2.0%          1.6%

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

                                                                        SEPTEMBER 30, 1997     SEPTEMBER 30, 1996
                                                                       --------------------  ----------------------
                                                                                  ESTIMATED              ESTIMATED
                                                                       CARRYING     FAIR     CARRYING      FAIR
                                                                        AMOUNT      VALUE     AMOUNT       VALUE
                                                                       ---------  ---------  ---------  -----------
Assets:
  Cash and cash equivalents..........................................  $  15,811  $  15,811  $  12,466   $  12,466
  Investment securities held to maturity.............................     27,859     27,859     26,712      26,724
  Investment securities available for sale...........................     --         --         48,337      48,337
  Mortgage-backed securities held to maturity........................    326,869    332,713    285,267     285,831
  Mortgage-backed securities available for sale......................    133,920    136,430    165,485     166,994
  Loans receivable, net..............................................    210,008    211,055    185,031     188,799
  Federal Home Loan Bank stock.......................................      6,075      6,075      4,590       4,590
Liabilities:
  NOW accounts.......................................................     23,570     23,570     23,886      23,886
  Money market deposit accounts......................................     63,248     63,248     70,023      70,023
  Passbook and club accounts.........................................     57,638     57,638     59,323      59,323
  Savings certificates...............................................    422,505    421,056    417,773     410,192
  FHLB advances......................................................     34,319     34,319     18,792      18,792
  Off-balance sheet commitments......................................     --          8,576     --           6,554

    Cash and Cash Equivalents--For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

    Investments and Mortgage-Backed Securities--The fair value of investment securities and mortgage-backed securities is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services.

    Loan Receivable--The fair value of loans is estimated based on present value using approximately current entry-value interest rates applicable to each category of such financial instruments.

    Federal Home Loan Bank Stock--Although FHLB stock is an equity interest in an FHLB, it is carried at cost because it does not have a readily determinable fair value and it lacks a market.

    NOW Accounts, Money Market Deposit Accounts, Passbook and Club Accounts and Savings Certificates- The fair value of NOW accounts, money market deposit accounts, and passbook and club accounts is the amount reported in the consolidated financial statements. The fair value of savings certificates is based on a present value estimate using rates currently offered for deposits of similar remaining maturity.

    Advances from Federal Home Loan Bank--The fair value is the amount payable on demand at the reporting date.

    Off-Balance-Sheet Commitments--For commitments expiring within 90 days or with a variable rate, the settlement amount is a reasonable estimate of fair value. For commitments expiring beyond 90 days or with a fixed rate, the fair value is the present value of the fees based on current loan rates.

    The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

18. SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

    On September 30, 1996, an omnibus appropriations bill for fiscal year 1997, which included the recapitalization of the Savings Association Insurance Fund
(SAIF) became law. Accordingly, all SAIF insured depository institutions were charged a one-time special assessment on their SAIF-accessible deposits as of March 31, 1995 at the rate of 65.7 basis points. The Company paid $3,700 on November 27, 1996.

19. PARENT COMPANY FINANCIAL INFORMATION

    The financial statements of IBS Financial Corp. (Parent only) as of and for the periods ended September 30,1997 and 1996 are presented below:

Statement of Financial Condition
September 30, 1997 and 1996
(Dollars in Thousands)

ASSETS                                                                                         1997        1996
------------------------------------------------------------------------------------------  ----------  ----------
Cash......................................................................................  $      117  $      122
Investment in subsidiary..................................................................     127,179     144,242
Investment securities held to maturity....................................................         608         354
Other assets..............................................................................         565           5
TOTAL ASSETS..............................................................................  $  128,469  $  144,723
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES--Accrued expenses and other liabilities.......................................  $      450  $      439
                                                                                            ----------  ----------
STOCKHOLDERS' EQUITY:
Common stock..............................................................................         116         116
Additional paid-in capital................................................................     113,203     113,432
Common stock acquired by ESOP and MRP.....................................................      (8,941)    (11,097)
Treasury stock............................................................................     (10,238)    (12,104)
Retained earnings.........................................................................      33,879      53,937
                                                                                            ----------  ----------
    Total stockholders' equity............................................................     128,019     144,284
                                                                                            ----------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................................................  $  128,469  $  144,723
                                                                                            ----------  ----------
                                                                                            ----------  ----------

Statement of Income
Periods Ended September 30, 1997 and 1996
(Dollars in Thousands)

                                                                                                   1997       1996
                                                                                                 ---------  ---------
Interest income:
  Interest on ESOP loan........................................................................    $  648  $     701
  Interest and dividends on investments........................................................       137      1,109
                                                                                                 ---------  ---------
    Total interest income......................................................................       785      1,810
Interest expense- Intercompany advances........................................................       838      --
                                                                                                 ---------  ---------
Net interest (loss) income.....................................................................       (53)     1,810
                                                                                                 ---------  ---------
Other expenses:
  Management fee...............................................................................       300        980
  Salaries and employee benefits...............................................................        24         24
  Professional services........................................................................       576        451
  Other operating expenses.....................................................................       682        350
                                                                                                 ---------  ---------
    Total other expenses.......................................................................     1,582      1,805
                                                                                                 ---------  ---------
(Loss) income before income tax benefit and equity in undistributed
  earnings of subsidiaries.....................................................................    (1,635)         5
Income tax benefit.............................................................................      (564)        (6)
                                                                                                 ---------  ---------
(Loss) income before equity in undistributed earnings of subsidiaries..........................    (1,071)        11
Equity in undistributed earnings of subsidiaries...............................................     6,877      4,526
                                                                                                 ---------  ---------
Net income.....................................................................................  $  5,806   $  4,537
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

Statement of Cash Flows
Periods Ended September 30, 1997 and 1996
(Dollars in Thousands)

                                                                                                 1997       1996
                                                                                               ---------  ---------
Operating activities:
  Net income.................................................................................  $   5,806  $   4,537
  Changes in assets and liabilities which provided (used) cash:
    Other assets.............................................................................       (560)       697
    Accrued expenses and other liabilities...................................................         11       (306)
    Equity in undistributed earnings of subsidiaries.........................................     (6,877)    (4,526)
                                                                                               ---------  ---------
      Net cash (used in) provided by operating activities....................................     (1,620)       402
                                                                                               ---------  ---------
Investing activities:
  Proceeds from maturities of investments....................................................        254     18,993
  Investment in subsidiary...................................................................     24,018     --
                                                                                               ---------  ---------
      Net cash provided by investing activities..............................................     24,272     18,993
                                                                                               ---------  ---------
Financing activities:
  Cash dividends paid........................................................................     (5,272)    (2,317)
  Payments on ESOP debt, net.................................................................      1,840      1,535
  Treasury stock acquired....................................................................    (21,110)   (19,830)
  Amortization of MRP shares.................................................................      1,210      1,194
  Stock options exercised....................................................................        675         71
                                                                                               ---------  ---------
      Net cash used in financing activities..................................................    (22,657)   (19,347)
                                                                                               ---------  ---------
(Decrease) increase in cash and cash equivalents.............................................         (5)        48
Cash and cash equivalents, beginning of period...............................................        122         74
                                                                                               ---------  ---------
Cash and cash equivalents, end of period.....................................................  $     117  $     122
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Supplemental noncash investing activity--Transfer of investment securities (to) from subsidiaries...............................................................................  $ (12,100) $  12,100
                                                                                               ---------  ---------
                                                                                               ---------  ---------

20. SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table presents summarized quarterly data for each of the last two years restated for the stock dividends paid in March 1996 and May 1997, respectively:

                                                                          THREE MONTHS ENDED
                                       --------------------------------------------------------------------------------------
                                       SEPT. 30    JUNE 30    MAR. 31    DEC. 31   SEPT. 30    JUNE 30    MAR. 31    DEC. 31
                                         1997       1997       1997       1996       1996       1996       1996       1995
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest income......................  $  12,883  $  12,924  $  12,830  $  13,066  $  13,113  $  13,090  $  12,847  $  13,102
Interest expense.....................      7,330      7,235      7,224      7,291      6,930      6,896      6,750      6,843
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income..................      5,553      5,689      5,606      5,775      6,183      6,194      6,097      6,259
Provision for loan losses............         10         10         10         10         10         10         10     --
Other operating income...............        169        206        162        148        151        247        154        135
Other expenses.......................      3,699      3,410      3,676      3,536      7,601      3,407      3,299      3,624
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes...........      2,013      2,475      2,082      2,377     (1,277)     3,024      2,942      2,770
Income taxes.........................        735        859        723        824       (413)     1,174      1,133      1,028
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...........................  $   1,278  $   1,616  $   1,359  $   1,553  $    (864) $   1,850  $   1,809  $   1,742
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Earnings per share...................  $    0.12  $    0.15  $    0.13  $    0.14  $   (0.07) $    0.15  $    0.15  $    0.14
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Dividends per share..................  $   0.100  $   0.080  $   0.070  $   0.287  $   0.052  $   0.052  $   0.052  $   0.047
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

    Earnings per share is computed independently for each of the quarters presented. Consequently, the sum of quarters may not equal the earnings per share.

    Prices of common stock:

High                                    $   19.00  $   18.13  $   15.76  $   14.24  $   13.16  $   12.61  $   12.94  $   13.43
Low                                         15.38      14.25      13.26      12.93      10.98      10.87      11.57      11.46

                                                    DIRECTORS
------------------------------------------------------------------------------------------------------------------

                  IBS FINANCIAL CORP.                                      INTER-BORO SAVINGS AND
                                                                              LOAN ASSOCIATION

Joseph M. Ochman, Sr.                                     Joseph M. Ochman, Sr.
  Chairman of the Board, President and                    Chairman of the Board, President and
  Chief Executive Officer                                 Chief Executive Officer

Thomas J. Auchter                                         Thomas J. Auchter
  President, Investment 2010,                             President, Investment 2010,
  a private investment company                            a private investment company

John A. Borden, MAI                                       John A. Borden, MAI
  Independent real estate appraiser                       Independent real estate appraiser

Paul W. Gleason                                           Paul W. Gleason
  Retired; Formerly Chairman of                           Retired; Formerly Chairman of
  Formigli Corporation, a concrete company                Formigli Corporation, a concrete company

Francis X. Lorbecki, Jr.                                  Francis X. Lorbecki, Jr.
  Retired; Formerly Senior Vice President                 Retired; Formerly Senior Vice President
  and Loan Officer of the Association                     and Loan Officer of the Association

Albert D. Stiles, Jr.                                     Albert D. Stiles, Jr.
  Owner of Wills and Stiles, Inc.,                        Owner of Wills and Stiles, Inc.,
  an electrical contractor                                an electrical contractor

                                                          Frank G. Lockhart
                                                          Realtor

                        OFFICERS
--------------------------------------------------------

       IBS FINANCIAL CORP.                                          INTER-BORO SAVINGS AND
                                                                       LOAN ASSOCIATION

Joseph M. Ochman, Sr.                                     Joseph M. Ochman, Sr.
  Chairman of the Board, President and                    Chairman of the Board, President and
  Chief Executive Officer                                 Chief Executive Officer

Richard G. Sharp                                          Richard G. Sharp
  Executive Vice President and                            Executive Vice President
  Chief Financial Officer                                 and Chief Financial Officer

Matthew J. Kennedy                                        Matthew J. Kennedy
  Executive Vice President and                            Executive Vice President and
  Treasurer                                               Treasurer

Chiara Eisennagel                                         Chiara Eisennagel
  Corporate Secretary                                     Corporate Secretary

                                                          Anthony C. Chigounis
                                                          Senior Vice President, Operations and
                                                          Administration

                                                          Andrew A. Cosenza
                                                          Senior Vice President, Deposit Acquisitions

                                                          Lorraine H. O'Hara
                                                          Senior Vice President and Assistant
                                                          Secretary

                               BANKING LOCATIONS
                                  MAIN OFFICE
                          Route 70 and Springdale Road
                         Cherry Hill, New Jersey 08003
                                 (609) 424-1000

                                 BRANCH OFFICES

Kings Highway and Chapel Avenue                Route 70 and Hartford Road
  Cherry Hill, New Jersey 08034                Medford, New Jersey 08055
  (609) 482-1100                               (609) 654-0100

Centrum Shopping Center                        Pleasant Valley Avenue and
  219-Y Haddonfield Berlin Road                Fellowship Road
  Cherry Hill, New Jersey 08034                Mount Laurel, New Jersey 08054
  (609) 795-1400                               (609) 234-4466

1651 Blackwood-Clementon Road                  1 Lucas Lane off White Horse Road
  Gloucester Township, New Jersey 08012        Voorhees, New Jersey 08043
  (609) 227-6888                               (609) 309-0900

400 White Horse Pike                           Hurffville-Cross Keys Road
  Laurel Springs, New Jersey 08021             and Altair Drive
  (609) 783-1000                               Washington Township, New Jersey 08012
                                               (609) 589-7000

Route 73 and Brick Road
  Marlton, New Jersey 08053
  (609) 983-8200

                            STOCKHOLDER INFORMATION

    IBS Financial Corp. is a unitary savings and loan holding company conducting business through its wholly-owned subsidiary, Inter-Boro Savings and Loan Association and an investment subsidiary. The Association is a New Jersey chartered, SAIF-insured savings institution operating through ten full-service offices located in Camden, Burlington, and Gloucester Counties, New Jersey. The Company's headquarters is located at 1909 East Route 70, Cherry Hill, New Jersey 08003.

TRANSFER AGENT/REGISTRAR

Chase Mellon Shareholder Services
450 West 33rd Street, 15th Floor
New York, New York 10001
1-800-526-0801

STOCKHOLDER REQUESTS

Requests for annual reports, quarterly reports and related stockholder literature should be directed to the Corporate Secretary, IBS Financial Corp., 1909 East Route 70, Cherry Hill, New Jersey 08003.

    Stockholders needing assistance with stock records, transfers or lost certificates, please contact the Company's transfer agent, Chase Mellon Shareholder Services.

NASDAQ SYMBOL

    Shares of IBS Financial Corp.'s common stock are traded nationally under the symbol "IBSF" on the Nasdaq Stock Market, National Market System. At November 30, 1997, the Company had approximately 2,100 stockholders of record. See Note 20 to the Consolidated Financial Statements for the market price of the Common Stock and dividends paid by the Company for each quarter during the last two fiscal years.